EXHIBIT 10.15


                              BUILD-TO-SUIT LEASE




                   LANDLORD:    TPSC II LIMITED PARTNERSHIP

                   TENANT:      ADVANCED TISSUE SCIENCES, INC.

                   DATE:        October 15, 1997

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                              BUILD-TO-SUIT LEASE

                               TABLE OF CONTENTS


1.  PROPERTY                                                              6

      1.1   Lease of Property                                             6

      1.2   Landlord's Reserved Rights                                    7

      1.3   Title                                                         7

2.  TERM                                                                  7

      2.1   Term                                                          7

      2.2   Commencement Date                                             7

      2.3   Early Possession                                              8

      2.4   Delay In Possession                                           9

      2.5   Acknowledgment Of Lease Commencement                         10

      2.6   Holding Over                                                 10

      2.7   Option To Extend Term                                        11

3.  RENTAL                                                               11

      3.1   Basic Annual Rent                                            11

      3.2   Other Obligations                                            12

      3.3   Payments                                                     12

      3.4   Rent Increases                                               12

      3.5   Extension Terms                                              12

      3.6   Late Charge                                                  13

4.  DETERMINATION OF TOTAL PROJECT COST; ARBITRATION AND AUDIT           14

      4.1   Landlord's Statement of Total Project Cost; Tenant Review    14

      4.2   Arbitration of Dispute                                       14

5.  DESIGN AND CONSTRUCTION                                              15

      5.1   Construction of Improvements                                 15

      5.2   Condition of Property                                        15

      5.3   Compliance with Law                                          16

      5.4   Union Labor                                                  16

      5.5   City Business Cooperation Program                            16

6.  EXPANSION OPTION - LOT 27                                            16

      6.1   Option Grant                                                 16


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      6.2   First Refusal Right                                          18

7.  EXPANSION RIGHTS -- LOT 26                                           19

      7.1   First Refusal Right                                          19

      7.2   Exercise of Lot 27 Expansion Option During Pendency
              of Lot 27 Offer; Option on Lot 26                          20

      7.3   Carrying Costs                                               21

      7.4   Paydown                                                      22

8.  TAXES                                                                22

      8.1   Personal Property                                            22

      8.2   Real Property                                                22

9.  OPERATING EXPENSES                                                   23

      9.1   Liability For Operating Expenses                             23

      9.2   Definition Of Operating Expenses                             23

      9.3   Determination and Payment Of Operating Expenses              24

      9.4   Proration                                                    25

10. UTILITIES                                                            25

      10.1  Payment                                                      25

      10.2  Interruption                                                 25

11. ALTERATIONS; SIGNS                                                   26

      11.1  Right To Make Alterations                                    26

      11.2  Title To Alterations                                         26

      11.3  Tenant Fixtures                                              27

      11.4  No Liens                                                     27

      11.5  Signs                                                        27

12. MAINTENANCE AND REPAIRS                                              27

      12.1  Landlord's Work                                              27

      12.2  Tenant's Obligation For Maintenance                          27

13. USE OF PROPERTY                                                      28

      13.1  Permitted Use                                                28

      13.2  No Nuisance                                                  29

      13.3  Compliance With Laws                                         29

      13.4  Liquidation Sales                                            29

      13.5  Environmental Matters                                        29


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14. INSURANCE AND INDEMNITY                                              33

      14.1  Liability and Property Insurance                             33

      14.2  Waiver Of Subrogation                                        34

      14.3  Increase In Premiums                                         34

      14.4  Indemnification                                              34

      14.5  Blanket Policy                                               35

15. SUBLEASE AND ASSIGNMENT                                              35

      15.1  Assignment And Sublease Of Property                          35

      15.2  Rights Of Landlord                                           36

      15.3  Notice of Proposed Assignment or Sublease                    36

16. RIGHT OF ENTRY AND QUIET ENJOYMENT                                   36

      16.1  Right Of Entry                                               36

      16.2  Quiet Enjoyment                                              37

17. CASUALTY AND TAKING                                                  37

      17.1  Damage or Destruction                                        37

      17.2  Condemnation                                                 39

      17.3  Reservation Of Compensation                                  40

      17.4  Restoration Of Improvements                                  40

18. DEFAULT                                                              41

      18.1  Events Of Default                                            41

      18.2  Remedies Upon Tenant's Default                               42

      18.3  Remedies Cumulative                                          43

      18.4  Landlord Default                                             43

19. SUBORDINATION, ATTORNMENT AND SALE                                   43

      19.1  Subordination To Mortgage                                    43

      19.2  Sale Of Landlord's Interest                                  43

      19.3  Estoppel Certificates                                        43

      19.4  Subordination to CC&R's                                      44

      19.5  Mortgagee Protection                                         44

20. Intentionally  Deleted                                               44

21. MISCELLANEOUS                                                        44

      21.1  Notices                                                      44

      21.2  Successors And Assigns                                       45


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                                                                        Page
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      21.3  No Waiver                                                    45

      21.4  Severability                                                 45

      21.5  Litigation Between Parties                                   45

      21.6  Surrender                                                    45

      21.7  Interpretation                                               45

      21.8  Entire Agreement                                             46

      21.9  Governing Law                                                46

      21.10 No Partnership                                               46

      21.11 Financial Information                                        46

      21.12 Costs                                                        46

      21.13 Time                                                         46

      21.14 Brokers                                                      46

      21.15 Memorandum Of Lease                                          46

      21.16 Corporate Authority                                          46

      21.17 Execution and Delivery                                       46

      21.18 Survival                                                     46

      21.19 Confidentiality                                              46

            EXHIBITS
            --------

EXHIBIT A        Real Property Description (Site)
EXHIBIT B        Site Plan
EXHIBIT C        Work Letter
EXHIBIT D        Estimated Construction Schedule
EXHIBIT E        Acknowledgment of Lease Commencement
EXHIBIT F        Forms of Subordination, Attornment and Nondisturbance
                 Agreement and Estoppel Certificate
EXHIBIT G        Lot 27: Legal Description and Site Plan
EXHIBIT H        Lot 26: Legal Description and Site Plan
EXHIBIT I        Radioactive Materials
EXHIBIT J        Synopsis of Relevant Provisions
EXHIBIT K        Contractor/Subcontractor Requirements


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                              BUILD-TO-SUIT LEASE
                              -------------------

     THIS BUILD-TO-SUIT LEASE ("Lease") is made and entered into as of the 15th day of October, 1997, by and between TPSC II LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and ADVANCED TISSUE SCIENCES, INC., a Delaware corporation ("Tenant").

                          THE PARTIES AGREE AS FOLLOWS:

                                  DEFINITIONS
                                  -----------

     Actual Tender Date means the date Landlord actually tenders possession of the Property to Tenant with the Interior Improvements Substantially Completed.

     Annual Operating Expense Statement means a statement showing, in reasonable detail, the actual Operating Expenses for the previous calendar year.

     Basic Annual Rent means base rent due from Tenant for its use of the Property, on a triple net basis, in an amount equal to twelve and one-half percent (12.5%) of the Total Project Cost, (all as described and determined in accordance with the Work Letter) increased as provided in this Lease (including, but not limited to, increases pursuant to Paragraph 3.4 hereof).

     Carrying Costs means

         (a) with respect to Lot 27, all costs incurred by Landlord with respect to its acquisition, ownership and financing of Lot 27 which shall be limited to the following: (i) interest expense on the aggregate of $3,476,000, consisting of the purchase price (being $3,450,000) and acquisition cost of Lot 27 (in the amount of $26,400), with interest calculated at the Prime Rate plus one percent (1%); (ii) real property taxes, assessments and insurance on or allocable to the Expansion Building and/or Lot 27 (provided, however, that Carrying Costs shall not include any increase in taxes or assessments attributable to a change in ownership of Lot 27); (iii) assessments, dues and the like payable under the Existing CC&Rs or to TOPSCA; and (iv) any maintenance of Lot 27 effected at the written request of Tenant, required under the Existing CC&R's or required by any governmental body or entity having jurisdiction over Lot 27;

         (b) with respect to Lot 28, all costs incurred by Landlord with respect to its acquisition, ownership and financing of Lot 28 which shall be limited to the following: (i) interest expense on the aggregate of $2,871,798, consisting of the purchase price (being $2,850,000) and acquisition cost of Lot 28 (in the amount of $21,798), with interest calculated at the Prime Rate plus one percent (1%); (ii) real property taxes, assessments and insurance on or allocable to Lot 28 (provided, however, that Carrying Costs shall not include any increase in taxes or assessments attributable to a change in ownership of Lot 28); and (iii) assessments, dues and the like payable under the Existing CC&Rs or to TOPSCA; and

         (c) with respect to Lot 26, all costs incurred by Lot 26 Owner with respect to its acquisition, ownership and financing of Lot 26 which shall be limited to the following: (i) interest expense on the aggregate of $1,904,901, consisting of the purchase price (being $1,890,000) and acquisition cost of Lot 26 (in the amount of $14,901), with interest calculated at the Prime Rate plus one percent (1%); (ii) real property taxes, assessments and insurance on or allocable to Lot 26 (provided, however, that Carrying Costs shall not include any increase in taxes or assessments attributable to a change in ownership of Lot 26); (iii) assessments, dues and the like payable under the Existing CC&Rs or to TOPSCA; and (iv) any maintenance of Lot 26 effected at the written request of Tenant, required under the Existing CC&R's or required by any governmental body or entity having jurisdiction over Lot 26.


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     CC&Rs means recorded covenants, conditions, easements, and restrictions affecting the Site and the Torrey Pines Science Center Signage Guidelines.

     Commencement Date means that date Tenant takes possession of the Property for purposes other than installing furniture, fixtures and equipment and similar work preparatory to the commencement of Tenant's business, but not later than thirty (30) days after the Actual Tender Date.

     Completion Notice means a written notice of the date that Landlord believes the Tenant Improvement Work will be Substantially Completed (a) with respect to office space in the Initial Building, and (b) with respect to the entire Initial Building. Landlord shall use its reasonable best efforts to give written notice to Tenant at least thirty (30) days prior to such Substantial Completion dates.

     Existing CC&R's means CC&R's recorded as of the date of this Lease.

     FF&E/Trade Fixtures shall mean furniture, fixtures and equipment, including, but not limited to, trade fixtures, to be installed in the Initial Building but which are not to be purchased or installed by Landlord. After Substantial Completion, Tenant shall update Exhibit "E" to reflect the actual FF&E/Trade Fixtures.

     Force Majeure shall mean any prevention, delay or stoppage of work or any other obligation to be performed by Landlord or Tenant hereunder arising after the date this Lease is executed and delivered which is due to strikes by any trade or trades affecting the Project in any way (including, but not limited to, any materials or equipment ordered for the Project, and the transportation, delivery or installation of any material or equipment for the Project) other than as a result of Project specific conditions, labor disputes by any trade or trades affecting the Project in any way (including, but not limited to, any materials or equipment ordered for the Project, and the transportation, delivery or installation of any material or equipment for the Project) other than as a result of Project specific conditions, acts of God, acts or failures to act of public agencies that cause delays despite the applicable party's diligent efforts, freight embargoes due to generally prevailing market conditions, rainy or stormy weather, inability to obtain supplies, materials, fuels, machinery or equipment due to generally prevailing market conditions, fire or other causes or contingencies beyond the reasonable control of Landlord or Tenant, as applicable. Force Majeure shall also include delays that occur despite Landlord's due diligence to apply for and process applications and obtain permits or approvals due to the actions or inaction of governmental authorities controlling the permitting of the Project and of the reviewing bodies of the Coastal Development Permit or the actions of private citizens or groups which alter the course of or results of the Coastal Development Permit approval or any other governmental approvals. Notwithstanding anything to the contrary contained herein, the party claiming any delay due to Force Majeure shall make reasonable efforts to mitigate the delay (for example obtaining substitute materials or suppliers) and shall provide written notice to the other within five (5) business days after the claiming party learns of such delay. The claiming party shall not be entitled to any delay due to Force Majeure to the extent such claiming party fails to use reasonable efforts to mitigate such delay. In addition, if the claiming party fails to give such written notice to the other party, the claiming party shall not be entitled to claim any delay due to Force Majeure for any period prior to the date that claiming party actually gives such notice to the other party.

     Improvements means the Initial Building and the other improvements to be constructed on the Site pursuant to Paragraph 5 hereof and the Work Letter.

     Initial Building means the building to be constructed, pursuant to Paragraph 5 hereof and the Work Letter, on the Site, to consist of a two-story building containing approximately 104,000 square feet.

     Interior Improvements shall mean all interior systems including partition systems, interior floors and hardware, interior finishes, telecommunications cabling, building alarm system wiring, life safety alarm system wiring, HVAC, plumbing and electrical systems (including feeders from the meter section, and main distribution panels), life safety systems, dock equipment and garage equipment as set forth in the Construction Documents therefor; all as

                                   2
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included in the Project Budget and paid for by Landlord (but subject to maximum payments by Landlord pursuant to Section 12.1 of the Work Letter). Emergency generators, boiler, cooling tower and trash and truck dock, are also budgeted from Interior Improvements.

     Landlord means TPSC II Limited Partnership, a Delaware limited partner-ship.

     Lease means this Build-To-Suit Lease, as amended from time to time, and all exhibits (including, but not limited to, the Work Letter).

     Lender means any entity which makes a loan to Landlord secured by the Property.

     Lot 26 means that certain real estate in Torrey Pines Site and Center, the legal description of which is set forth on Exhibit H annexed hereto, which real property is subject to the Lot 26 Expansion Option and Lot 26 Refusal Right as set forth in Paragraph 7 hereof. Fee simple title to Lot 26 is currently is held by TPSC Holdings Limited Partnership, a Delaware limited partnership.

     Lot 26 Exercise Notice means the written notice to Landlord by which Tenant exercises the Lot 26 Expansion Option, all as referred to in Paragraph 7.2(a).

     Lot 26 Exercise Period has the meaning set forth in Paragraph 7.2 hereof.

     Lot 26 Expansion Building means the improvements to be constructed on Lot 26 which shall consist of a single building which shall not be less than 60,000 square feet nor more than 65,000 square feet unless Landlord consents, all as referred to in Paragraph 7.2(a).

     Lot 26 Expansion Building Delivery Date means the date for delivery of the Lot 26 Expansion Building as further referred to in Paragraph 7.2(a) hereof.

     Lot 26 Expansion Option has the meaning set forth in Paragraph 7.2 hereof.

     Lot 26 Lease has the meaning set forth in Paragraphs 7.1 and 7.2(b)(ii) hereof.

     Lot 26 Offer Notice has the meaning set forth in Paragraph 7.1(b).

     Lot 26 Owner means TPSC Holdings Limited Partnership, a Delaware limited partnership.

     Lot 26 Refusal Right has the meaning set forth in Paragraph 7.1(a) hereof.

     Lot 26 Refusal Term has the meaning set forth in Paragraph 7.1(a) hereof.

     Lot 27 means the real estate described on Exhibit G annexed hereto.

     Lot 27 Exercise Notice means the written notice to Landlord by which Tenant exercises the Lot 27 Expansion Option, all as referred to in Paragraph 6.1(a).

     Lot 27 Exercise Period has the meaning set forth in Paragraph 6.1 hereof.

     Lot 27 Expansion Building(s) means the improvements to be constructed on Lot 27 after Tenant's exercise of its Lot 27 Expansion Option, which building or buildings shall not be less than 102,000 square feet nor more than 124,400 square feet unless Landlord consents, all as referred to in Paragraph 6.2(a);
if there is more than one building, no building shall be less than 45,000 square feet.

     Lot 27 Expansion Building Delivery Date means the date for delivery of the Lot 27 Expansion Building as referred to in Paragraph 6.1(a)(i) hereof.

     Lot 27 Expansion Option has the meaning set forth in Paragraph 6.1 hereof.

     Lot 27 Lease means a lease of Lot 27 to be negotiated and executed as provided in Paragraphs 6.1 or 6.2, as applicable, hereof.

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     Lot 27 Offer Notice has the meaning set forth in Paragraph 6.2(b) hereof.

     Lot 27 Refusal Right has the meaning set forth in Paragraph 6.2(a) hereof.

     Lot 27 Refusal Term has the meaning set forth in Paragraph 6.2(a) hereof.

     Management Fee means an annual fee of one percent (1%) of the Basic Annual Rent for the first full year of this Lease, beginning on the Commencement
Date, which fee shall escalate annually, on a cumulative basis, in an amount equal to three percent (3%) of the prior year's fee, each increase being effective on each anniversary of the Commencement Date; such fee shall be included in Operating Expenses.

     MSDS's means Material Safety Data Sheets.

     Offer has the meaning set forth in Paragraphs 6.2(b) and 7.1(b).

     Offeror means a person or entity, other than Tenant, from which Landlord has received or to whom Landlord delivers a bona fide written offer, which Landlord wishes to accept, to purchase/sell or otherwise develop or lease Lot 26 or Lot 27, all as referred to in Paragraph 7.2 or 6.2, respectively.

     Office Space Annual Rent means an amount equal to 12.5% of the sum of
(a) the Project Budget, in effect at the time Tenant takes possession of the office area (reduced by the portion thereof attributable to tenant improve-ments) multiplied by the Office Space Percentage, plus (b) $35.00 multiplied by the size (in square feet) of the office area.

     Office Space Percentage means a fraction, the denominator of which shall be the aggregate area of the Initial Building and the numerator of which shall be the square footage of the office area.

     Operating Expenses means the total costs and expenses incurred by or allocable to Landlord for ownership, operation and maintenance of the Improve-ments and the Property, all as more fully set forth in Paragraph 9.2 hereof.

     Outside Areas means the parking areas, driveways, sidewalks, landscaped areas and other portions of the Site that lie outside the exterior walls of the Initial Building, as depicted on the site plan attached hereto as Exhibit B.

     Parcel shall mean any other land, developed or undeveloped, owned by Landlord, or any affiliate of Landlord, within the Torrey Pines Science Center.

     Prime Rate means the highest rate of interest announced from time to time by Chase Manhattan Bank, Citibank N.A., or Bank of America as its "prime rate", changing as and when such rate changes, unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event such lesser rate shall be charged.

     Project Schedule means the Project Schedule annexed to the Work Letter.

     Projected Monthly Basic Annual Rent shall mean $264,855.

     Property means the Improvements and the Site.

     Qualified CPA means an independent Certified Public Accountant with at least ten (10) years experience in construction matters from a "Big 6" accounting firm affiliated with neither party.

     Refusal Term means that period as described in Paragraph 6.2(a).

     Rent means Basic Annual Rent (as modified from time to time pursuant hereto) and such other sums as may be due and payable by Tenant to Landlord hereunder, other than Operating Expenses and Taxes.

                                   4
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     Site means the real property described in Exhibit A attached hereto on which the Initial Building will be constructed.

     Site Improvements means improvements to the Site, other than the Building Shell and Core or Interior Improvements, as specified in the plans and specifications and including, but not limited to, site lighting, flag poles, underground utilities, on-grade parking, landscaping and outdoor seating areas.

     Start of Construction means the date upon which mass excavation begins on the Project. Landlord and Tenant agree construction of the Project shall begin immediately following the completion of, and Tenant approval of, the Construction Documents, approval by Landlord and Tenant of the GMP Change Order for such mass excavation and Landlord's obtaining building permits and government approvals required to commence construction.

     Substantially Completed or Substantial Completion (or any other variant of such terms) shall mean:

         (a) with respect to the Project: (i) receipt by Landlord and delivery to Tenant of written certification from the Architect that the Improvements have been completed in accordance with the Final Construction Documents
(except for Punch List work and minor changes outlined in Section 10.3 of the Work Letter); and (ii) approval to occupy, or its functional equivalent, is obtained from the City of San Diego and all other applicable governmental authorities; and

         (b) with respect to the office area: (i) receipt by Landlord and delivery to Tenant of written certification from the Architect that the Building Shell and Core, Site Improvements to the extent necessary for Tenant's use of the office area and, to the extent of the office area, the Interior Improvements, all have been completed in accordance with the Construction Documents (except for Punch List work and minor changes outlined in Section 10.3 of the Work Letter); and (ii) approval to occupy, or its functional equivalent, is obtained from the City of San Diego and from any other applicable government authorities.

     Target Commencement Date means November 27, 1998, subject to adjustment as provided herein and in the Work Letter.

     Target Start of Construction Date means November 21, 1997, subject to adjustment as provided herein and in the Work Letter.

     Target Substantial Completion Date for Office Area of Initial Building means September 30, 1998, subject to adjustment as provided herein and in the Work Letter.

     Target Substantial Completion Date for Initial Building means October 25, 1998, subject to adjustment as provided herein and in the Work Letter.

     Taxes means all taxes, assessments and the like as set forth in Paragraph 8 hereof.

     Tenant means ADVANCED TISSUE SCIENCES, INC., a Delaware corporation, and its permitted successors and assigns.

     Tenant Delay means any action or failure to act of or by Tenant after the date this Lease is executed and delivered which causes or results in a delay in Substantial Completion of the Improvements, including, but not limited to, the following (all further subject to Force Majeure delays): (i) material errors or omissions in Tenant's information or communications to Landlord or design team which affect the schedules for design or documentation; or (ii) Tenant's failure to adhere to the dates or timing for delivery, response or other actions as set forth in the Work Letter or the Project Schedule (to the extent any delay is not caused by Landlord's failure to act in accordance with the Project Schedule, Landlord's failure to adhere to applicable law in existence at the time of entering into the Lease or Landlord's defective work); or (iii) any Tenant requested change to the approved Construction Documents after the scheduled decision periods in Section 7 of the Work Letter ("Project Decisions") (to the extent any delay is not caused by Landlord's failure to act upon or process any such request in a reasonably diligent manner,

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Landlord's failure to adhere to applicable law in existence at the time of entering into the Lease or Landlord's defective work); (iv) a Tenant Delay as described in Paragraphs 2.2(b) and 2.3 hereof; or (v) Tenant's presence on or about the Property to the extent not permitted under this Lease or the Work Letter. Notwithstanding anything to the contrary contained herein, Landlord shall provide written notice to Tenant within five (5) business days after Landlord learns of such delay. Landlord shall not be entitled to any delay due to Tenant Delay for any period prior to the date Landlord delivers such notice to Tenant if Landlord fails to do so within such five (5) business day period.

     Tenant Improvement Work means "Interior Improvements" as defined above.

     Tenant's Operating Cost Share means the portion of Operating Expenses which must be paid by Tenant, being one hundred percent (100%), except as otherwise provided in Paragraph 9.1.

     Tender Date means the date Landlord tenders possession of (a) the office area of the Initial Building or (b) the Initial Building, as applicable, to Tenant with the Improvements Substantially Completed. The Tender Date shall be within two (2) days after Substantial Completion of the applicable building area.

     TOPSCA means Torrey Pines Science Center Association for Unit 2, a California not-for-profit mutual benefit corporation, organized and existing under, and pursuant to, the Existing CC&Rs.

     Total Project Cost means the total of all costs of the entire Project which shall consist of only the following: cost of site acquisitions, and Landlord's actual out-of-pocket costs to design, construct and finance the Project, consisting of the Land purchase price in the amount of $2,850,000.00 and related costs of acquisition, insurance, costs related to acceleration of the Project Schedule as contemplated by Section 2.6(c) of the Work Letter, costs incurred by Landlord pursuant to Paragraph 2.2(b) (concerning early use of office area) hereof for maintenance and repair, costs of carry, interest, cost of permits, expense of the loans obtained by Landlord for the Project, landscaping, all sums paid to contractors or subcontractors, all costs and expenses required to be paid to obtain necessary governmental permits and approvals, engineering and architectural fees, the Project Management Fee, cost deriving from Force Majeure, real estate, sales and use taxes, testing and inspection costs required by governmental authorities to obtain permits and approvals, utility costs and any other cost included in the Project Budget and utilized in conjunction with the Project. Any utility company rebates received by Landlord during the Development Period, either in cash or by credit against utility bills, and any payment by Tenant pursuant to Section
12.5 of the Work Letter shall be deducted from Total Project Costs. Total Project Costs shall not include any of the following: (a) defects in design or construction unless the design responds to and satisfies any performance criteria provided by Tenant and otherwise is not defective; (b) costs attributable to Landlord's default (except for delays which are subject to Paragraph 2.4(a)) unless same are minor, typical for similar construction projects and do not materially detrimentally affect the construction of the Improvements; provided however, that this subsection (b) shall not affect the application of Paragraph 2.4(a) hereof; (c) any management fee (except the Project Management Fee described in Section 12.4 of the Work Letter); (d) any administrative fee or other overhead expense of Landlord; (e) any items which are not in the Project Budget; or (f) costs that are specifically designated to be costs borne by Landlord. Landlord may utilize contingencies and line item cost savings against any cost overrun which does not derive from Landlord's default hereunder to the extent provided in Section 2.4 of the Work Letter.

     Work Letter means the work letter attached hereto as Exhibit C, as same may be amended from time to time.

                            1.  PROPERTY
                                --------

     1.1   Lease of Property.
           -----------------

     Landlord leases to Tenant and Tenant hires and leases from Landlord, on the terms, covenants and conditions hereinafter set forth, the real property described in Exhibit A attached

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


hereto (the "Site") and the building (the "Initial Building") to be constructed, pursuant to Paragraph 5 hereof and the Work Letter attached hereto as Exhibit C (the "Work Letter"), on the Site, to consist of a two-story building containing approximately 104,000 rentable square feet. The area of the Initial Building shall be measured in accordance with a standard reasonably acceptable to Landlord and Tenant. Landlord represents that it has adequate financial resources to perform its obligations under this Lease. The location of the Initial Building on the Site is intended to be substantially as shown on the site plan attached hereto as Exhibit B. The Initial Building and the other improvements to be constructed pursuant to Paragraph 5 hereof and the Work Letter on the Site are sometimes referred to collectively herein as the "Improvements," and the Improvements and the Site are sometimes referred to collectively herein as the "Property." The parking areas, driveways, sidewalks, landscaped areas and other portions of the Site that lie outside the exterior walls of the Initial Building, as depicted on the site plan attached hereto as Exhibit B, are sometimes referred to herein as the "Outside Areas." The Site is part of the Torrey Pines Science Center in La Jolla, California.

     1.2   Landlord's Reserved Rights.
           --------------------------

     To the extent reasonably necessary to permit Landlord to exercise any rights of Landlord and discharge any obligations of Landlord under this Lease, Landlord shall have, in addition to the right of entry set forth in Paragraph
16.1 hereof, the following rights: (i) to close temporarily any of such areas for maintenance or other reasonable purposes, provided that reasonable parking and reasonable access to the Initial Building remain available; (ii) to use such areas while engaged in making additional improvements, repairs or alterations to the Property, or any portion thereof or any adjacent property;
(iii) to permit access to the Site, or any parts thereof, as are required or permitted pursuant to any law, statute, ordinance, rule, regulation or the like or, subject to Paragraph 1.3 below, by any recorded agreement, bearing on the Property; (iv) to grant easements or licenses on, under or over the Site, or portions thereof; and (v) to do and perform such other acts with respect to such areas and the Property as may be necessary or appropriate; provided, however, that notwithstanding anything to the contrary in this Paragraph 1.2, Landlord's exercise of its rights hereunder, (w) shall not have any material adverse permanent effect on the use of or access to the Improvements nor visibility therefrom nor the amount of parking, (x) shall not cause any material diminution of Tenant's rights, nor any material increase of Tenant's obligations, under this Lease or with respect to the Improvements, (y) shall not authorize Landlord to make any material, permanent alterations in the Improvements without the prior written consent of Tenant, which consent shall not be unreasonably withheld or delayed, and (z) shall be conducted in such a manner as to minimize, to the extent reasonably possible, any disruption and any adverse effect on Tenant's business operations on the Site, it being agreed that Landlord and Tenant shall confer as to the scheduling of any work or disruption and that Tenant's approval thereof shall not be unreasonably withheld or delayed.

     1.3   Title.

     Landlord has delivered to Tenant, who acknowledges receipt and review, a copy of a Policy of Title Insurance concerning the property dated May 7, 1997. Landlord shall not at any time after the date hereof permit or create any additional exceptions to title or any modification to any existing exceptions which will materially and adversely affect Tenant's rights and obligations under this Lease; Landlord shall provide to Tenant a copy of any instrument creating a new exception or modifying any existing exception prior to such instrument becoming effective. Any mortgage, deed of trust or similar encumbering instrument shall not be deemed to violate the provisions of this Paragraph 1.3 if same is permitted pursuant to Paragraph 19 hereof. Other than as shown on the Policy of Title Insurance, Landlord is not aware of any other exception affecting title. Notwithstanding the immediately preceding sentence, in the event Landlord breaches such representation, and such exception has no adverse effect on Tenant's use of the Project as permitted herein, such breach shall not be a default by Landlord under this Lease and Tenant shall not be entitled to any remedies therefor.

                               2.  TERM
                                   ----

     2.1 Term. The term of this Lease shall commence on the Commencement Date and shall end on the day immediately preceding the date fifteen (15) years thereafter, unless sooner terminated or extended (if applicable) as hereinafter provided.


     2.2   Commencement Date.
           -----------------

           (a)   Commencement Date; Tender Date; Target Commencement Date.
                 --------------------------------------------------------
The "Commencement Date" shall be the date Tenant takes possession of the Property for purposes other than installing furniture, fixtures and equipment and similar work preparatory to the commencement of Tenant's business, but not later than thirty (30) days after the Actual Tender Date of the entire Initial Building. On the Actual Tender Date, all construction personnel, equipment and materials that materially interfere with Tenant's fixturization, move-in or other use of the Property, shall be removed from the Property. Landlord shall use its reasonable best efforts to achieve the Target Commencement Date and to give Tenant at least thirty (30) days prior written notice ("Completion Notice") of the dates the Tenant Improvement Work will be Substantially Completed (a) with respect to the office space (as referred to in Paragraph 2.2(b) hereof), and (b) with respect to the entire Initial Building. Carrying Costs with respect to Lot 28 shall no longer accrue or be included in Total Project Cost effective as of the Commencement Date.

           (b)   Early Use of Office Area.  Tenant may elect, in its sole and
                 ------------------------
absolute discretion, to commence occupancy of the office space within the Initial Building prior to the Commencement Date upon issuance of a temporary certificate of occupancy and Substantial Completion of the office space. Landlord shall provide Tenant with written notice of the date upon which Landlord anticipates Substantial Completion of the office area portion of the Project, and shall continue to keep Tenant advised of progress towards such Substantial Completion; Landlord shall use its good faith best effort to provide notice of anticipated Substantial Completion at least thirty (30) days prior to such Substantial Completion. Tenant shall provide Landlord with at least fifteen (15) days written notice before taking such occupancy of the office space. If Tenant so elects to occupy such office space, then all terms and conditions of this Lease which are applicable upon and during Tenant's occupancy shall have immediate effect with the following exceptions which shall have effect only until the Commencement Date: (i) Tenant shall pay a monthly base rent (in lieu of Basic Annual Rent) equal to one-twelfth (1/12) of the Office Space Annual Rent for each month (pro-rata for partial months) of such occupancy until the Commencement Date; (ii) Tenant shall pay a portion of Operating Expenses (excluding therefrom the Management Fee and the costs of maintenance and repair) equal to the product of the aggregate Operating Expenses multiplied by the Office Space Percentage; (iii) Tenant shall pay a portion of Taxes equal to the aggregate of Taxes multiplied by the Office Space Percentage; and (iv) Landlord shall effect all necessary maintenance and repair, the cost of same being added to the Project Budget (either by inclusion of a new line item, addition of the costs to an existing line item or some combination) and shall be a component of Total Project Cost. Tenant's use and occupancy of the office space shall be conducted in such a manner so as minimize interference with or delay of Landlord's construction of any remaining portion of the Project, and Tenant shall coordinate and cooperate with Landlord and its contractors in this regard. Tenant shall permit Landlord reasonable access to the office area for purposes of effecting construction of the Project. Any delay in construction or Substantial Completion of the Property shall be a Tenant Delay if resulting from Tenant's failure to permit such reasonable access, Tenant's failure to comply with any reasonable directive from Landlord relating to construction of the Project or any default by Tenant under this Lease. Early use of the office area pursuant to this Paragraph 2.2(b) shall not affect the Commencement Date. From and after the date Tenant's obligation to pay rent on the office area begins, for purposes of calculating Total Project Costs, the portion of Carrying Costs of Lot 28 based on the ratio between the Office Space Annual Rent and the Basic Annual Rent for the entire Premises shall no longer continue to accrue.

     2.3   Early Possession.  In addition to Tenant's rights and obligations
           ----------------
pursuant to Paragraph 2.2(b) hereof, Tenant shall have the nonexclusive right to occupy and take possession of the Property from and after Substantial Completion of Building Shell and Core, subject to the approval of Landlord and its contractor (which approval shall not be unreasonably withheld or delayed and shall be deemed to be given unless Landlord shall deliver written notice of disapproval within ten (10) business days of receipt of Tenant's notice or request) solely for the purpose of staging for installation and installing fixtures and equipment, moving furniture into the Property and performing other similar work preparatory to the commencement of Tenant's business on the Property, and Tenant shall not be required to pay Rent or Operating Expenses by reason of such early access until the Commencement Date otherwise occurs. Landlord shall give Tenant written notice of the date upon which Landlord anticipates Substantial Completion of

Building Shell and Core, and shall continue to keep Tenant advised of progress towards such Substantial Completion; Landlord shall use its best efforts to provide such notice at least thirty (30) days in advance of such Substantial Completion. Tenant shall not unreasonably interfere with or delay Landlord's contractors by any such early access, occupancy or possession and shall coordinate and cooperate with Landlord and its contractors (who shall similarly coordinate and cooperate with Tenant and its contractors) to minimize any interference or delay by Tenant with respect to the Landlord's work, and shall indemnify, defend and hold harmless Landlord and its agents and employees from and against any and all claims, demands, liabilities, actions, losses, costs and expenses, including (but not limited to) reasonable attorneys' fees, to the extent not covered by insurance, resulting from Tenant's negligence or willful misconduct in connection with such early entry on the Property. Any delay in construction or Substantial Completion of the Property resulting from Tenant's failure to comply with any reasonable directive from Landlord related to construction of the Project or any default by Tenant under this Lease shall be a Tenant Delay.

     2.4   Delay In Possession.
           -------------------

           The dates and time periods set forth in this Paragraph 2.4 are not subject to extension for delays due to Force Majeure except as otherwise expressly provided herein.

           (a)   Landlord's Work; Target Commencement Date.  Landlord agrees to
                 -----------------------------------------
use its best reasonable efforts to complete promptly its portion of the work described in Paragraph 5.1 and the Work Letter; provided, however, except as provided herein, Landlord shall not be liable for any damages caused by any delay in the completion of such work, nor shall any such delay affect the validity of this Lease or the obligations of Tenant hereunder. To the extent Substantial Completion of the Project is delayed more than sixty (60) days beyond the Target Commencement Date, for reasons other than Force Majeure and Tenant Delay, *




           (b)   Relation to Matrix Lease.  In addition, Landlord acknowledges
                 ------------------------
that under Tenant's existing Industrial Multi-Tenant Lease dated July 15, 1996, with Matrix Pharmaceutical, Inc. (the "Matrix Lease"), *





               * (i)  Completion Notice.
                      -----------------











               * (ii) Tender Date - Completion Notice Delivered.
                      -----------------------------------------

               * (iii) Tender Date - Completion Notice Not Delivered.
                       ---------------------------------------------
















         * (c)   Start of Construction.
                 ---------------------















               * (i)


               * (ii)



               * (iii)










                    *CONFIDENTIAL INFORMATION IS OMITTED*

     2.5   Acknowledgment Of Lease Commencement.  Upon commencement of the
           ------------------------------------
term of this Lease, Landlord and Tenant shall execute a written acknowledgment of the Commencement Date, date of the termination and related matters, substantially in the form attached hereto as Exhibit E (with appropriate insertions), which acknowledgment shall be deemed to be incorporated herein by this reference. Notwithstanding the foregoing requirement, the failure of either party to execute such a written acknowledgment shall not affect the determination of the Commencement Date, date of termination and related matters in accordance with the provisions of this Lease.

     2.6   Holding Over.  If Tenant holds possession of the Property or any
           ------------
portion thereof after the term of this Lease with Landlord's written consent, then except as otherwise specified in such consent, Tenant shall become a tenant from month to month at one hundred ten percent (110%) of the Basic Annual Rent and otherwise upon the terms herein specified for the period immediately prior to such holding over and shall continue in such status until the tenancy is terminated by either party upon not less than thirty
(30) days prior written notice. If Tenant holds possession of the Property or any portion thereof after the term of this Lease without Landlord's written consent, then Landlord in its sole discretion may elect (by written notice to

Tenant) to have Tenant become a tenant either from month to month or at will, at two hundred percent (200%) of the Basic Annual Rent (prorated on a daily basis for an at-will tenancy, if applicable) and otherwise upon the terms herein specified for the period immediately prior to such holding over, or may elect to pursue any and all legal remedies available to Landlord under applicable law with respect to such unconsented holding over by Tenant and may recover all damages resulting therefrom, including, but not limited to, loss (including, but not limited to, loss of rent, contribution to taxes and operating expenses), cost, liability, damages and attorneys' fees resulting from Landlord's becoming in breach of, or failing to fulfill a prerequisite to effectiveness or commencement of, a lease of the Property, or from the termination of such a lease by the lessee because of Landlord's inability to deliver possession of the premises at the required time and in the condition required hereunder). Landlord shall advise Tenant in writing of the latest date upon which the Property must be made available to Landlord in order to place the Property in the condition required by any new tenant and of the dates upon which any new tenant may terminate any new lease for failure to achieve any target dates. Landlord shall use its reasonable best effort to mitigate any damages including, but not limited to, attempting to secure a tenant for the property as promptly as is reasonably possible. Tenant shall indemnify and hold Landlord harmless from any loss, damage, claim, liability, cost or expense (including reasonable attorneys' fees) resulting from any delay by Tenant in surrendering the Property (except with Landlord's prior written consent), including but not limited to any claims made by a succeeding tenant by reason of such delay. Acceptance of rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.

     2.7   Option To Extend Term.  Tenant shall have the option to extend the
           ---------------------
term of this Lease, at the Basic Annual Rent set forth in Paragraph 3.5 and otherwise upon all the terms and provisions set forth herein with respect to the initial term of this Lease, for up to two (2) additional periods of five
(5) years each, the first extension commencing upon the expiration of the initial term hereof and the second extension commencing upon the expiration of the first extended term, if any. Exercise of such option with respect to the first such extended term shall be by written notice to Landlord at least nine (9) months prior to the expiration of the initial term hereof; exercise of such option with respect to the second extended term, if the first extension option has been duly exercised, shall be by like written notice to Landlord at least nine (9) months prior to the expiration of the first extended term hereof. If Tenant is in default beyond the expiration of any applicable notice and cure period hereunder on the date of such notice or on the date any extended term is to commence, or if this Lease has earlier terminated for any reason, then the extension option, at Landlord's election, shall be of no force or effect, the extended term shall not commence and this Lease shall expire at the end of the then current term hereof (or at such earlier time as Landlord may elect pursuant to the default provisions of this Lease). Except as expressly set forth in this Paragraph 2.7, Tenant shall have no right to extend the term of this Lease beyond its prescribed term.

                             3.  RENTAL
                                 ------

     3.1   Basic Annual Rent.
           -----------------

           (a)   "Basic Annual Rent:"  Calculation; Initial Estimate.  Tenant
                 ---------------------------------------------------
agrees to pay Landlord as "Basic Annual Rent" for the Property, on a triple net basis, a sum equal to twelve and one-half percent (12.5%) of the Total Project Cost, all as described and determined in accordance with the Work Letter. The initial Project Budget (a copy of which is annexed to the Work Letter), is subject to modification pursuant to the Work Letter; such modifications of the Project Budget shall result in modification of the Basic Annual Rent. Determination of the final Total Project Cost upon which calculation of initial Basic Annual Rent will be based, and any disputes and disagreements concerning same, shall be resolved by Arbitration (as described in Paragraph 4 hereof); provided, however, amounts shall not be included in the calculation of Rent until and unless actually expended. If there is not agreement on the initial Basic Annual Rent by the Commencement Date, then Tenant shall pay Basic Annual Rent in the amount of Projected Monthly Basic Annual Rent per month; when agreement as to initial Basic Annual Rent has been achieved or determined by Arbitration, then Tenant shall make payment of any shortage within ten (10) days or Landlord shall pay within ten (10) days the amount of any overpayment.

           (b)   Payment in Monthly Installments.  The Basic Annual Rent shall
                 -------------------------------
be paid in equal monthly installments in advance on the first day of each and every calendar month during the term of the Lease; in the event the Commence-ment Date is not the first day of a calendar month, then Tenant shall make a pro rata payment for the remainder of the month during which the Commencement Date occurs. Basic Annual Rent is also subject to adjustment as set forth in Paragraph 3.4 hereof.

     3.2   Other Obligations.  In addition to Basic Annual Rent, Tenant agrees
           -----------------
to pay to the Operating Expenses as provided in Paragraph 9 hereof and taxes ("Taxes") as provided in Paragraph 8 hereof.

     3.3   Payments.  Basic Annual Rent, Operating Expenses and Taxes shall be
           --------
paid to Landlord, without abatement, deduction, or offset of any kind except as otherwise provided herein, in lawful money of the United States of America, at such place as Landlord may from time to time designate in writing; initially such payments shall be sent to the place designated herein for the delivery of notices to Landlord. In the event the term of this Lease commences or ends on a day other than the first day of a calendar month, then the Basic Annual Rent, Operating Expenses and Taxes for such fraction of a month shall be prorated for such period and shall be paid at the then current rate for such fractional month. If an increase in Basic Annual Rent becomes effective on a day other than the first day of a calendar month, the Basic Annual Rent for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

     3.4   Rent  Increases.
           ---------------

           (a)   Annual Percentage Increase.  The Basic Annual Rent shall be
                 --------------------------
subject to a compounded annual increase as follows: (i) four percent (4%) for each of the second, third, fourth and fifth years of the initial term of the Lease, (ii) three percent (3%) for each of the sixth, seventh, eighth, ninth and tenth years of the initial term of the Lease, and (iii) two and one-half percent (2.5%) for each of the eleventh, twelfth, thirteenth, fourteenth and fifteenth years of the initial term of the Lease. The first such adjustment shall become effective commencing with that monthly installment of Rent which is due on or after the first anniversary of the Commencement Date and subsequent adjustments shall become effective on the same day of each calendar year thereafter for so long as this Lease continues in effect.

           (b)   Subsequent Expenditures of Project Budget.  It is
                 -----------------------------------------
acknowledged that amounts properly includable in Total Project Cost may not have been expended (e.g., costs relating to permanent financing) at the time that Basic Annual Rent is determined, by agreement or by arbitration. In such event, the Basic Annual Rent shall be adjusted effective as of the date of any such expenditures on a prospective basis. Landlord shall provide Tenant with a written statement of any such expenditures along with a calculation of the adjustment of Basic Annual Rent, the amount due and documentation of the expenditure. Tenant shall have the same examinations and audit rights as afforded with respect to Total Project Cost, and any disagreement shall be treated in the same manner as a disagreement concerning Total Project Cost.

     3.5   Extension  Terms.
           ----------------

           (a)   First Extension.  The Basic Annual Rent during the first
                 ---------------
extended term shall be equal to the greater of (i) the Basic Annual Rent payable for the last month of the initial term of this Lease or (ii) the fair market rental value of the Property (as defined below), determined as of the commencement of such extended term in accordance with this paragraph. Such Basic Annual Rent as determined under this Paragraph 3.5(a) shall be subject to a compounded annual increase of three percent (3%) for each year of the extended term after the first year, effective in the same manner as increases during the initial term of this Lease.

           (b)   Second Extension.   The Basic Annual Rent during the second
                 ----------------
extended term shall be equal to the greater of (i) the Basic Annual Rent payable for the last month of the first extended term of this Lease, or (ii) the fair market rental value of the Property (as defined below), determined as of the commencement of such extended term in accordance with this paragraph. Such Basic Annual Rent as determined under this Paragraph 3.5(b) shall be subject to a compounded annual increase of three percent (3%) for each year of the second extended term after the first year thereof, effective in the same manner as increases during the first extended term of this Lease.

           (c)   Fair Market Rental Value.  With respect to the determination
                 ------------------------
of the fair market rental value of the Property, the parties shall have sixty
(60) days in which to agree on the fair market rental for the Property at the commencement of the first extended term for the uses permitted hereunder. If the parties agree on such fair market rental they shall execute an amendment to this Lease stating the amount of the applicable Basic Annual Rental. If the parties are unable to agree on such rental within such sixty (60) day period, then within fifteen (15) days after the expiration of such period each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser who is a member in good standing of the Appraisal Institute holding an "M.A.I." designation with at least five (5) years experience appraising similar commercial properties in northern San Diego County to appraise and set the fair market rental for the Property at the commencement of the applicable extended term. If either party fails to appoint an appraiser within the allotted time, the single appraiser appointed by the other party shall be the sole appraiser. If an appraiser is appointed by each party and the two appraisers so appointed are unable to agree upon a fair market rental within thirty (30) days after the appointment of the second, they shall appoint a third qualified appraiser within ten (10) days after expiration of such 30-day period; if they are unable to agree upon a third appraiser, either party may, upon not less than five (5) days notice to the other party, apply to the Presiding Judge of the San Diego County Superior Court for the appointment of a third qualified appraiser. Each party shall bear its own legal fees in connection with appointment of the third appraiser and shall bear one-half of any other costs of appointment of the third appraiser and of such third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted for either party in any capacity. Within thirty (30) days after the appointment of the third appraiser, a majority of the three appraisers shall set the fair market rental for the applicable extended term and shall so notify the parties. If a majority are unable to agree within the allotted time, the three appraised fair market rentals shall be added together and divided by three and the resulting quotient shall be the fair market rental for the first extended term, which determination shall be binding on the parties and shall be enforceable in any further proceedings relating to this Lease. For purposes of this Paragraph 3.5, the "fair market rental" of the Property shall be determined with reference to the then prevailing market rental rates for properties in northern San Diego County, for a renewing tenant, with shell and standard office, research and development improvements and site (common area) improvements comparable in age and character to those then existing in the Initial Building and on the Property, taking into account the fact that Tenant is taking the Property in "as is" condition (but that Tenant has the maintenance and repair obligations set forth herein), that this Lease is a triple net lease and such other matters as the appraisers deem appropriate. The appraisers shall have no right to award a Tenant improvement allowance or other monetary concessions, but shall take into account any such concessions granted in connection with similar leases used for comparison in the determination of Rent.

     3.6   Late Charge.  If Tenant fails to pay when due Rent or other amounts
           -----------
due Landlord hereunder, such unpaid amounts shall bear interest for the benefit of Landlord from the due date until paid at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted by law, from the thirtieth (30th) day after the date due to the date of payment. In addition to such interest, Tenant shall pay to Landlord a late charge in an amount equal to five percent (5%) of any installment of Rent and any other amounts due Landlord if not paid in full on or before the fifth (5th) day after Landlord notifies Tenant in writing that such Rent or other amount is due. Tenant acknowledges that late payment by Tenant to Landlord of rental or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, including, without limitation, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any loan relating to the Property. Tenant further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Paragraph 3.6 represents a fair and reasonable estimate thereof. Acceptance of any late charge by Landlord shall not constitute a waiver of Tenant's default with respect to overdue rental or other amounts, nor shall such acceptance prevent Landlord from exercising any other rights and remedies available to it. Acceptance of rent or other payments by Landlord shall not constitute a waiver of late charges or interest accrued with respect to such rent or other payments or any prior installments thereof, nor of any other defaults by Tenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of rent or other payments.

                   4.  DETERMINATION OF TOTAL PROJECT COST;
                       ------------------------------------
                             ARBITRATION AND AUDIT
                             ---------------------

     4.1   Landlord's Statement of Total Project Cost; Tenant Review.
           ---------------------------------------------------------
As promptly as possible after Substantial Completion of the Project, Landlord shall present to Tenant a written statement ("Total Project Cost Statement") setting forth the Total Project Cost in a format which is consistent with the Project Budget (as defined and referred to in the Work Letter). Landlord shall also make available to Tenant supporting data and all documentation of the Landlord's statement of Total Project Cost, and Tenant shall have a period of sixty (60) days (or 90 days if Tenant performs an audit) to review and audit the Total Project Cost Statement and all data and documentation relating to Landlord's calculation of Total Project Cost. If Tenant, in its reasonable discretion, disagrees with Landlord's determination of the amount of any portion of the Total Project Cost which is part of the sum on which the Rent will be calculated ("Disputed Items"), then Tenant shall give written notice thereof to Landlord during such sixty (60) day (or 90 days if Tenant performs an audit) period, stating the basis for such objection, specifically identifying the line items, and the specific components, elements and invoices thereof, and stating the amount which Tenant reasonably believes to be the correct amount ("Tenant's Proposal"); Tenant shall permit Landlord to review and copy all of its work papers, documentation and calculations. If Landlord does not receive such written notice within such sixty (60) day (or 90 days if Tenant performs an audit) period, then, for all purposes, Tenant shall be deemed to have accepted Landlord's statement of Total Project Cost and Landlord's calculation of initial Basic Rent; any line item, or any component, element or invoice thereof, which is not objected to in Tenant's Proposal shall be deemed to be accepted.

     4.2   Arbitration of Dispute.  If, after working in good faith to
           ----------------------
resolve the dispute, Landlord and Tenant have not agreed upon a resolution within fifteen (15) days after Tenant's original notice, then with respect to any unresolved matter identified in Tenant's Proposal either party may commence arbitration proceedings with the American Arbitration Association regional office in San Diego, California, or such other place as the parties shall mutually agree in writing by filing a demand for arbitration in writing with the American Arbitration Association office having jurisdiction thereof, and by contemporaneously sending a copy of said demand to the other party, by Certified Mail, Postage Prepaid, Return Receipt Requested. The arbitration proceedings shall be governed by and decided in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association, then in effect, unless the parties shall mutually agree otherwise, in writing and as modified by this Paragraph 4.

           (a)   Panel Selection.  Any claim shall be submitted to a balanced
                 ---------------
panel, consisting of one attorney, who shall be the Chair of the Panel, one contractor and one certified public accountant. The attorney panel member shall be currently licensed to practice law and shall have actively engaged in the practice of law for at least 10 years, and in the immediately preceding five years, shall have devoted a substantial amount of his/her time to the practice of construction law and shall have demonstrated an expertise in the process of arbitration as an alternate dispute resolution method. The contractor selected for the panel shall not have less than 10 years of experience in the field, shall have experience in the type of construction which is the subject of this Lease and shall be in a supervisory or management role in their field. The accountant shall be a partner in a Big 6 accounting firm with not less than ten (10) years' experience in the construction field, in general, and shall have experience within the last three (3) years in the review and calculation of project costs.

           The panel shall commit to be available to allow the arbitration sessions to proceed on a continuous basis and the parties recognize that such a panel may require fees in excess of those suggested by the American Arbitration Association.

           (b)   Scope of Award; No Authority to Award Punitive Damages.  The
                 ------------------------------------------------------
arbitrator(s) shall follow the substantive and evidentiary laws of the State of California. Landlord and Tenant, during the arbitration, shall each present a final proposal with respect to each line item, or component, element or invoice thereof, reflected in Tenant's Proposal which remains unresolved; the sole authority of the arbitrators shall be to select either the Landlord's or the Tenant's final proposal which most closely approximates the amount properly includable as part of Total Project Costs under the terms of this Lease. The arbitrators shall have no authority to make an independent determination of such matters; the arbitrator(s) shall have no authority to award punitive damages nor make any ruling, finding or award that does not conform to the terms and conditions of this Lease.

           (c)   Non-Disclosure.  Neither party nor the arbitrator(s) may
                 --------------
disclose the results of any arbitration hereunder, without the prior written consent of the parties; provided, however, that either Landlord or Tenant may effect disclosure of such information to its existing and prospective lenders, financial partners, consultants, advisors, attorneys, accountants, underwriters and similar parties, to an entity involved in discussions involving a merger, consolidation, acquisition or similar transaction involving Tenant or Landlord, or as is required by law (including applicable securities laws) or order of court of competent jurisdiction.

           (d)   Pre-Hearing Conference.  The arbitrator shall order a pre-
                 ----------------------
hearing exchange of information by the parties, including production of requested documents reasonably required by the parties, exchange of summaries of testimony of proposed witnesses, and the deposition of any experts. All issues regarding discovery and compliance therewith shall be decided by the arbitrator(s).

           The panel shall require a pre-hearing meeting between the parties at which each party shall present a memorandum disclosing the factual basis of its claim and defenses and disclosing legal issues raised; Tenant's memorandum shall contain and disclose the results, and all detail, of its investigation, and any audit, conducted with respect to the Total Project Cost Statement; Landlord's memorandum shall state in detail its response to Tenant's Proposal. Each party's memorandum shall also disclose the names of any expert a party may present as a witness in the proceedings. Failure to disclose such experts on a timely basis shall bar their testimony at the hearings.

           (e)   Discovery  Rules.  No discovery except depositions of experts
                 ----------------
and reasonable document production. This provision does not affect Tenant's audit rights.

           (f)   Award of Fees and Costs to Prevailing Party.  The arbitrator(s)
                 -------------------------------------------
shall award to the prevailing party as determined by the arbitrator(s), all its costs and fees. "Costs and fees" shall include the arbitrators' fees, administrative expenses, witness fees and reasonable attorneys fees. Such recovery shall be made part of any arbitration award.

           (g)   Finality of Award.  The Award rendered by the arbitrator(s)
                 -----------------
shall be final and binding upon the parties absent manifest legal error and judgment may be entered by any competent court having jurisdiction thereof.

           (h)   Written Opinion.  The Award of the panel shall be accompanied
                 ---------------
by a written, reasoned opinion. If the arbitrators do not agree, the decision of two of the three arbitrators shall be determinative.

                       5.  DESIGN AND CONSTRUCTION
                           -----------------------

     5.1   Construction of Improvements.  Landlord shall, at Landlord's cost
           ----------------------------
and expense (except as otherwise provided herein and in the Work Letter), construct Landlord's Work as defined in and in accordance with the terms and conditions of the Work Letter. Landlord shall use its best efforts to complete such design and construction in accordance with the estimated project schedule attached hereto as Exhibit D as the same may be modified or revised from time to time in accordance with the Work Letter.

     5.2   Condition of Property.  On the Actual Tender Date, Landlord shall
           ---------------------
deliver the Building Shell and Core (as defined in the Work Letter), Interior Improvements and other Improvements constructed by Landlord to Tenant in reasonable condition for Tenant to install FF&E/Trade Fixtures, promptly upon completion of construction thereof, and Landlord warrants to Tenant that the Building Shell and Core, Interior Improvements and other Improvements constructed by Landlord (i) shall be free from defects in design and defects in construction and (ii) shall be constructed in compliance in all material respects with any and all applicable plans and specifications mutually approved by Landlord and Tenant, subject to any changes implemented in such specifications in accordance with the procedures set forth in the Work Letter. Notwithstanding any provision hereof to the contrary, Landlord shall not be liable for, or with respect to, any defect in design to the extent the same responds to and satisfies any performance criteria provided by Tenant and otherwise is not defective. Further, Landlord has no responsibility for the propriety, suitability, sufficiency or the like of the Improvements, or any element thereof, for Tenant's use. If it is determined that this warranty has been violated in any respect, then it shall be the obligation of Landlord, after receipt of written notice from Tenant setting forth nature of the violation, to promptly, at Landlord's sole cost, correct the condition(s) constituting such violation. Tenant's failure to give such written notice to Landlord within one hundred twenty (120) days after the Commencement Date shall be deemed a waiver by Tenant of any right of Tenant to assert that Landlord has not complied with all Landlord's obligations hereunder, except with respect to latent defects. TENANT ACKNOWLEDGES THAT THE WARRANTY CONTAINED IN THIS PARAGRAPH IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION OF THE IMPROVEMENTS TO BE CONSTRUCTED BY LANDLORD AND THAT LANDLORD MAKES NO OTHER WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE.

     5.3   Compliance with Law.  Landlord warrants to Tenant that the
           -------------------
Building Shell, Core, Interior Improvements and other Improvements constructed by Landlord (when constructed), as they exist on the Commencement Date, shall not violate any covenants or restrictions of record or any applicable building code, regulation or ordinance in effect on the Commencement Date, and Landlord agrees to indemnify, defend and hold Tenant harmless from and against any and all claims, losses, costs and damages arising as a result of Landlord's breach of this warranty. Tenant warrants to Landlord that any improvements constructed by Tenant from time to time shall not violate any applicable building code, regulation or ordinance in effect on the Commencement Date or at the time such improvements are placed in service, and Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, losses, costs or damages arising as a result of Tenant's breach of this warranty. If it is determined that this warranty has been violated, then it shall be the obligation of the warranting party, after written notice from the other party, to correct the condition(s) constituting such violation promptly, at the warranting party's sole cost and expense. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty as to the present or future suitability of the Property for the conduct of Tenant's business or proposed business thereon.

     5.4   Union Labor.  See Paragraph 11.1 and Exhibit K.
           -----------

     5.5   City Business Cooperation Program.  Landlord agrees to participate
           ---------------------------------
in, and to comply with any reasonable requirements imposed by the City of San Diego, to the extent not inconsistent with Paragraph 5.4 above, in order to qualify the Property under the City's Business Cooperation Program, including requiring all contractors and subcontractors to prepare documentation required by the City. Landlord shall, at the appropriate time after the Commencement Date, apply for certain tax credits from the City of San Diego with respect to construction of the Project. The benefit of any such credit shall accrue to Tenant. Landlord shall take whatever reasonable efforts as are necessary to obtain such tax credit.

                    6.  EXPANSION OPTION - LOT 27
                        -------------------------

     6.1   Option Grant.  Landlord hereby grants to Tenant the option to cause
           ------------
Landlord to develop Lot 27 and to lease same ("Lot 27 Expansion Option") upon the terms and conditions of this Paragraph 6. The Lot 27 Expansion Option must be exercised on or before the end of the eighteenth (18th) month after the Commencement Date of this Lease ("Lot 27 Exercise Period"); provided, however, that Landlord may elect to have an affiliate effect the development of Lot 27, in which case, such affiliate shall be bound and obligated by all the terms and conditions hereof relating to the development and leasing of Lot 27.

           (a)   Exercise.
                 --------

                 (i)    Method of Exercise.  Tenant shall exercise the Lot 27
                        ------------------
Expansion Option by delivery of written notice to Landlord during the Lot 27 Exercise Period ("Lot 27 Exercise Notice"); provided, however, that if Tenant is in default under this Lease beyond any applicable notice and cure period at the time of exercise of the Lot 27 Expansion Option or at the commencement of the Lot 27 Lease, then Landlord may, at its sole option, terminate the Lot 27 Expansion Option, Tenant's rights under Paragraph 7 hereof or both which shall then, along with any exercise of either, be null and void. Such Exercise Notice shall include a statement of the gross square footage which Tenant seeks to have developed on Lot 27 (the "Lot 27 Expansion Building"), the proposed configuration of buildings and other improvements to be constructed on Lot 27 and Tenant's proposed Lot 27 Expansion Building Delivery Date; subject to Landlord's approval of the configuration of the buildings (which will not unreasonably be withheld), the development of Lot 27 may include more than a single building. No building on Lot 27 shall be less than 45,000 square feet, and the aggregate size of all buildings shall not be less than 102,000 square feet nor more than 124,400 square feet unless Landlord and Tenant consent. The term of the Lot 27 Lease shall not be less than fifteen
(15) years.

                 (ii)   Effect of Exercise.  In the event Tenant effectively
                        ------------------
exercises the Lot 27 Expansion Option, Landlord and Tenant shall enter into, within sixty (60) days thereafter:

                      (A) a work letter regarding construction of the Lot 27 Expansion Building(s), with such terms and conditions as are mutually agreed to between Landlord and Tenant substantially in the form of the Work Letter, provided, however, that: (1) Tenant shall pay for twenty-five percent (25%) of any Interior Improvements in excess of Ten Dollars ($10.00) per square foot in lieu of the Tenant Contribution provided for in the Work Letter, but Landlord's obligation to pay for Interior Improvements shall not exceed One Hundred Dollars ($100) per square foot; and (2) the Expansion Building Delivery Date shall be mutually agreed upon but shall be no earlier than nine (9) months and no later than twenty one (21) months after execution of a lease for Lot 27, all subject to Force Majeure and Tenant Delay; and (3) Tenant shall have the right at any time prior to the Commencement Date of the Lot 27 Lease to reimburse Landlord in cash for a portion of the Total Project Cost of Lot 27, up to a maximum of fifteen percent (15%) of the Total Project Costs for Lot 27, and if Tenant elects to do so, for purposes of determining rent for Lot 27, the Total Project Costs for Lot 27 shall be reduced by the amount so paid by Tenant.

                      (B) a lease (the "Lot 27 Lease") substantially in the same form as this Lease other than with respect to Rent, obligations relating to the Matrix Lease or any other lease of Tenant and such other modifications as are necessary; provided, however, that Tenant shall have the right at any time prior to the Commencement Date of the Lot 27 Lease to reimburse Landlord in cash for a portion of the Total Project Cost of Lot 27, up to a maximum of fifteen percent (15%) of the Total Project Costs for Lot 27, and if Tenant elects to do so, for purposes of determining rent for Lot 27, the Total Project Costs for Lot 27 shall be reduced by the amount so paid by Tenant.

                      (C) an amendment to this Lease making the term of this Lease coterminous with the Lot 27 Lease; provided, however, that in no event shall the term of this Lease be shortened without Landlord's consent which may be withheld for any reason; and

                      (D) any other documentation reasonably required by Tenant, Landlord or Landlord's prospective lender.

Rent shall be calculated on the same basis as Rent is calculated pursuant to this Lease; the Total Project Cost for such purpose shall also include the actual cost of Lot 27, which is $3,450,000, plus an amount equal to the following: (A) the Carrying Costs of Lot 27; plus (B) $230,000 (being $2.00 for each of the 115,000 square feet of building area allocated to Lot 27); and
(C) minus any portion of Carrying Costs paid by Tenant to Landlord pursuant to Paragraph 6.1(b) hereof. Landlord and Tenant shall enter into a lease and work letter within such sixty (60) day period. If either party fails or refuses to enter into such agreements in bad faith, the other party may terminate negotiations and, in the event Landlord terminates negotiations, Tenant's right to utilize or lease Lot 27 shall terminate and all rights under Paragraph 7 hereof shall also terminate.

           (b)   Carrying-Costs.  As consideration for Landlord's grant of
                 --------------
the Lot 27 Expansion Option, Tenant shall pay or reimburse to Landlord one-half (1/2) of all Carrying Costs for Lot 27 incurred by Landlord during or with respect to the period from the Commencement Date of this Lease until the expiration of the Lot 27 Expansion Option; provided, however, that such payments shall continue during the period of any extension of the Lot 27 Expansion Option and, if the Lot 27 Expansion Option is exercised, until a lease for Lot 27 is executed, and, provided further, that Tenant may at any time waive the Lot 27 Expansion Option by written notice to Landlord, in which case Tenant's obligation to pay such share of Carrying Costs shall terminate thirty (30) days after the date of the notice. Tenant shall pay one-half (1/2) of Landlord's estimate of the Carrying Costs to Landlord on a monthly basis, in advance, on the due date for the monthly installments of Rent; such payment shall be based upon Landlord's estimate which shall show the separate components on a line item basis and shall show the calculations of any calculated amount. Any failure to pay its portion of Carrying Costs for a period of ten (10) days after written notice of such failure from Landlord shall be deemed to be a waiver by Tenant of its rights under Paragraphs 6 and 7 hereof. Within ten (10) days after the end of the period for which Tenant is to pay a portion of Carrying Costs for Lot 27, Landlord shall notify Tenant in writing of Landlord's actual Carrying Costs for Lot 27 for the period with respect to which Tenant is to pay a portion of Carrying Costs and within ten
(10) days after such notice either (I) Tenant shall pay Landlord the amount by which such actual Carrying Costs exceeded the estimated Carrying Costs paid by Tenant for such period, or (II) Landlord shall pay Tenant the amount by which the estimated Carrying Costs paid by Tenant exceeded the actual Carrying Costs for such period. If taxes or other Carrying Costs allocable to Lot 27 for such period are increased or decreased (for example, by a tax reduction or an additional tax assessment) following completion of the reconciliation process described in the preceding sentence, Landlord shall promptly notify Tenant in writing of such further increase or decrease and the parties shall make any further adjustment payments in cash in the same manner contemplated in the preceding sentence. Not more frequently than every six (6) months, and if Tenant is current in its payment of Carrying Costs with respect to Lot 27, Tenant shall have the right to review and audit all data and documentation underlying the calculation of Carrying Costs; in the event that such audit discloses that Tenant has underpaid, Tenant shall pay any amount due within ten (10) days, likewise, Landlord shall remit any overpayment within ten (10) days; provided, however, that if Landlord disagrees with the results of Tenant's audit, the matter shall be submitted to a Qualified CPA for binding determination. If the parties cannot agree upon a Qualified CPA within ten
(10) days, then each party shall identify a Qualified CPA and the two Qualified CPAs shall select a third Qualified CPA who shall make the determination.

     6.2   First Refusal Right.
           -------------------

           (a)   Grant of Refusal Right; Sale/Development Restriction.
                 ----------------------------------------------------
Commencing upon the expiration, termination or waiver of the Lot 27 Expansion Option, Tenant shall have a First Refusal Right (the "Lot 27 Refusal Right") on Lot 27 as set forth in this Paragraph 6.2, which Lot 27 Refusal Right expires on the tenth (10th) anniversary of the Commencement Date of this Lease (the term of the Lot 27 Refusal Right being the "Lot 27 Refusal Term"). Landlord shall not sell or enter into any development or leasing agreement with respect to Lot 27 for a period beginning on the date of this Lease and ending ten (10) years after the Commencement Date, except in compliance with this Paragraph 6; provided, however, that the foregoing restrictions shall not apply and Tenant shall not have any rights with respect to Lots 27 or 26: (a) during any period in which Tenant is in default under this Lease beyond any applicable notice and cure period; (b) when this Lease is not in full force and effect;
or (c) after negotiations for a lease of Lot 27 shall have been terminated by Landlord because of Tenant's bad faith in relation to such negotiations.

           (b)   First Refusal Right.  If, during the Lot 27 Refusal Term (but
                 -------------------
while this Lease is in full force and effect), Landlord receives or delivers a bona fide written offer which Landlord wishes to accept ("Offer") from or to an unaffiliated person or entity other than Tenant (the "Offeror") to purchase/sell or otherwise develop or lease Lot 27, and if Tenant is not then in default under this Lease beyond any applicable notice and cure period, Landlord shall give written notice of such Offer to Tenant, providing a copy of such Offer specifying the material terms on which the Offeror proposes to purchase or develop/lease Lot 27, and shall offer to Tenant the opportunity to lease Lot 27 on the terms as described below (a "Lot 27 Offer

Notice"). For purposes of this Paragraph 6.2(b), an offer shall be sufficient if it is contained in a letter or other writing signed by the Offeror and Landlord and specifies the material terms of such proposed purchase, development or lease.

     Tenant shall have thirty (30) days after the giving of a Lot 27 Offer Notice by Landlord in which to accept such Offer by written notice to Landlord.

                 (i) If Tenant does not accept Landlord's Offer within the allotted time, Landlord shall thereafter have the right to sell, develop or lease Lot 27 to or for the Offeror, as evidenced by a signed lease, signed development or construction agreement or signed sales contract, at any time within three hundred (300) days after Landlord's delivery of the Lot 27 Offer Notice, at a price and on other terms and conditions not more favorable to the Offeror than the price and other terms of the original Offer specified in Landlord's Lot 27 Offer Notice. If Landlord effects such a transaction, then Tenant shall have no further refusal rights or other rights with respect to Lot 27; if Landlord does not effect such transaction within such time, then Tenant's refusal right and Landlord's obligation with respect thereto shall continue.

                 (ii) If Tenant accepts the Offer, then Lot 27 shall be leased to Tenant as follows: (i) if the Offer is for a lease of Lot 27, on the terms set forth in Landlord's notice, and the parties shall promptly execute an agreement containing the terms of Landlord's said notice and such other reasonable and customary terms as the parties shall agree; or (ii) if the Offer is other than for a lease of Lot 27, the Offer shall be appropriately adjusted to reflect a lease transaction with the property valued as set forth in the Offer and with the lease terms as otherwise specified in Paragraph 6.1(a)(ii) hereof.

                        7.  EXPANSION RIGHTS -- LOT 26
                            --------------------------

     7.1   First Refusal Right.
           -------------------

           (a)   Grant of Refusal Right; Sale/Development Restriction.  Tenant
                 ----------------------------------------------------
shall have a First Refusal Right on Lot 26 as set forth in this Paragraph 7.1 (the "Lot 26 Refusal Right"), which Lot 26 Refusal Right commences on the date hereof and expires on the earlier to occur of: (i) the expiration, termination or waiver of the Lot 27 Expansion Option; (ii) the exercise of the Lot 27 Expansion Option during the thirty (30) day period after Landlord has delivered an Offer for Lot 26 pursuant to Paragraph 7.1(b)(i) (in which event the terms of Paragraph 7.2 shall apply); (iii) the sale, lease or other disposition of Lot 26 as permitted by this Paragraph 7; or (iv) the tenth
(10th) anniversary of the Commencement Date of this Lease (the term of the Lot 26 Refusal Right being the "Lot 26 Refusal Term"). If the Lot 27 Expansion Option is exercised during a period of time when there is not a Lot 26 Offer Notice pending with respect to which Tenant may exercise its Lot 26 Refusal Right, then the Lot 26 Refusal Right shall continue in full force and effect, subject to expiration or termination as provided for in this Lease. Landlord shall not sell or enter into any development or leasing agreement with respect to Lot 26 during the Lot 26 Refusal Term, except in compliance with this Paragraph 7; provided, however, that the foregoing restrictions shall not apply and Tenant shall not have any rights with respect to Lots 27 or 26: (a) during any period in which Tenant is in default under this Lease beyond any applicable notice and cure period; (b) when this Lease is not in full force and effect; or (c) after negotiations for a lease of Lot 27 shall have been terminated by Landlord because of Tenant's bad faith in relation to such negotiations.

           (b)   First Refusal Right.   If, during the Lot 26 Refusal Term,
                 -------------------
Landlord receives or delivers a bona fide written offer which Landlord wishes to accept ("Offer") from or to an unaffiliated person or entity other than Tenant (the "Offeror") to purchase/sell or otherwise develop or lease Lot 26, and if Tenant is not then in default under this Lease beyond any applicable notice and cure period, Landlord shall give written notice of such Offer to Tenant providing a copy of such Offer specifying the material terms on which the Offeror proposes to purchase or develop/lease Lot 26, and shall offer to Tenant the opportunity to lease Lot 26 (or exercise the Lot 27 Expansion Option) on the terms as described below (a "Lot 26 Offer Notice"). For purposes of this Paragraph 7.1(b), an offer shall be sufficient if it is contained in a letter or other writing signed by the Offeror and Landlord and specifies the material terms of such proposed purchase, development or lease.

                 (i)    During Pendency of Lot 27 Expansion Option.  If the
                        ------------------------------------------
     Lot 26 Offer Notice is delivered while the Lot 27 Expansion Option is in effect and unexercised, then Tenant shall have thirty (30) days after delivery of the Lot 26 Offer Notice by Landlord during which to either:

                        (A) Exercise the Lot 27 Expansion Option by delivery of a Lot 27 Exercise Notice to Landlord during such thirty (30) day period, in which event Paragraphs 6.1 and 7.2 shall control and have effect; or

                        (B) Decline, fail or refuse to exercise the Lot 27 Expansion Option, in which event, Landlord shall thereafter have the right to sell, develop or lease Lot 26 to or for the Offeror, as evidenced by a signed lease, signed development or construction agreement or signed sales contract, at any time within three hundred (300) days after Landlord's delivery of the Lot 26 Offer Notice, at a price and on other terms and conditions not more favorable to the Offeror than the price and other terms of the original Lot 26 Offer Notice. If Landlord effects such a trans-action, then Tenant shall have no further refusal rights or other rights with respect to Lot 26; if Landlord does not effect such transaction within such time, then Tenant's Lot 26 Refusal Right and Landlord's obligation with respect thereto shall continue.

                 (ii)   Other than During Pendency of Lot 27 Expansion Option.
                        -----------------------------------------------------
     If the Lot 26 Offer Notice is delivered at any time after the Lot 27 Expansion Option has been effectively exercised and while the Lot 26 Refusal Right is in force, then Tenant shall have thirty (30) days after the date of giving of such Lot 26 Offer Notice in which to accept such Offer by written notice to Landlord.

                      (A) If Tenant does not accept Landlord's Offer within the allotted time, Landlord shall thereafter have the right to sell, develop or lease Lot 26 to or for the Offeror, as evidenced by a signed lease, signed development or construction agreement or signed sales contract, at any time within three hundred (300) days after Landlord's delivery of the Lot 26 Offer Notice, at a price and on other terms and conditions not more favorable to the Offeror than the price and other terms of the original Offer specified in Landlord's Lot 26 Offer Notice. If Landlord effects such a trans-action, then Tenant shall have no further refusal rights or other rights with respect to Lot 26; if Landlord does not effect such transaction within such time, then Tenant's Lot 26 Refusal Right and Landlord's obligation with respect thereto shall continue.

                      (B) If Tenant accepts the Offer, then Lot 26 shall be leased to Tenant as follows: (i) if the Offer is for a lease of Lot 26, on the terms set forth in Landlord's notice, and the parties shall promptly execute an agreement containing the terms of Landlord's said notice and such other reasonable and customary terms as the parties shall agree; or (ii) if the Offer is other than for a lease of Lot 26, the Offer shall be appropriately adjusted to reflect a lease transaction with the property valued as set forth in the Offer and with the lease terms as otherwise specified in Paragraph 7.2(b) hereof.

     7.2   Exercise of Lot 27 Expansion Option During Pendency of Lot 27
           -------------------------------------------------------------
Offer; Option on Lot 26.  If Tenant shall exercise the Lot 27 Expansion
-----------------------
Option during the thirty (30) days after Landlord's giving a Lot 26 Offer Notice, then the Lot 26 Refusal Right shall terminate and be null and void, and Tenant shall, instead, commencing at that date and continuing until the first anniversary of the Commencement Date of the Lot 27 Lease (the "Lot 26 Exercise Period"), have the option to cause Landlord to develop Lot 26 and to lease same ("Lot 26 Expansion Option") upon the terms and conditions of this Paragraph 7.2. Landlord may elect to have an affiliate effect the development of Lot 26, in which case, such affiliate shall be bound and obligated by all the terms and conditions hereof relating to the development and leasing of Lot 26.

           (a)   Exercise.  Tenant shall exercise the Lot 26 Expansion Option by
                 --------
delivery of written notice to Landlord and the Lot 26 Owner during the Lot 26 Exercise Period ("Lot 26 Exercise Notice"); provided, however, that if Tenant is in default under this Lease or the Lot 27

Lease, beyond any applicable notice and cure period at the time of exercise of the Lot 26 Expansion Option, then Landlord may, at its sole option, terminate the Lot 26 Expansion Option which shall then, along with any exercise thereof, be null and void. Such Lot 26 Exercise Notice shall include a s tatement of the gross square footage which Tenant seeks to have developed on Lot 26 (the "Lot 26 Expansion Building") and Tenant's proposed Lot 26 Expansion Building Delivery Date; the development of Lot 26 shall consist of a single building which shall not be less than 60,000 square feet nor more than 65,000 square feet unless Landlord and Tenant consent. The term of the lease shall not be less than fifteen (15) years.

           (b)   Effect of Exercise.  In the event Tenant effectively exercises
                 ------------------
the Lot 26 Expansion Option, Landlord and Tenant shall enter into, within sixty (60) days thereafter:

                 (i) a work letter regarding construction of the Lot 26 Expansion Building on Lot 26, with such terms and conditions as are mutually agreed to between Landlord and Tenant substantially in the form of the Work Letter, provided, however, that: (A) Tenant shall pay for twenty-five percent (25%) of any Interior Improvements in excess of Ten Dollars ($10.00) per square foot in lieu of the Tenant Contribution provided for in the Work Letter, but Landlord's obligation to pay for Interior Improvements shall not exceed One Hundred Dollars ($100) per square foot; and (B) the Lot 26 Expansion Building Delivery Date shall be mutually agreed upon but shall be no earlier than nine (9) months and no later than twenty one (21) months after execution of the Lot 26 Lease, all subject to Force Majeure and Tenant Delay;

                 (ii) a lease (the "Lot 26 Lease") substantially in the same form as this Lease other than with respect to Rent, to obligations relating to the Matrix Lease or any other lease of Tenant and to such other modifications as are necessary; provided, however, that this Lease shall not be modified so as to be co-terminus with such lease.

                 (iii) any other documentation reasonably required by Tenant, Landlord or Landlord's prospective lender.

Rent shall be calculated on the same basis as Rent is calculated pursuant to this Lease; the Total Project Cost for such purpose shall also include the actual cost of Lot 26, which is $1,890,000, plus an amount equal to the following: (A) the Carrying Costs of Lot 26; plus (B) $126,000 (being $2.00 for each of the 63,000 square feet of building area allocated to Lot 26); and
(C) minus any portion of Carrying Costs paid by Tenant to Landlord pursuant to Paragraph 7.3 hereof. Landlord and Tenant shall enter into a lease and work letter within such sixty (60) day period. If either party fails or refuses to enter into such agreements in bad faith, the other party may terminate negotiations and, if negotiations are terminated by Landlord, Tenant's right to utilize or lease Lot 26 shall terminate.

     7.3   Carrying  Costs.  As consideration for Landlord's grant of the Lot
           ---------------
26 Expansion Option, Tenant shall pay or reimburse to Landlord one-half (1/2) of all Carrying Costs for Lot 26 incurred by Landlord during or with respect to the period from the Commencement Date of the Lot 27 Lease until the expiration of the Lot 26 Expansion Option; provided, however, that such payments shall continue during the period of any extension of the Lot 26 Expansion Option and, if the Lot 26 Expansion Option is exercised, until a lease for Lot 26 is executed and provided further that Tenant may at any time waive the Lot 26 Expansion Option by written notice to Landlord, in which case Tenant's obligation to pay such share of Carrying Costs shall terminate thirty (30) days after the date of the notice. Tenant shall pay one-half (1/2) of Landlord's estimate of the Carrying Costs to Landlord on a monthly basis, in advance, on the due date for the monthly installments of Rent; such payment shall be based upon Landlord's estimate which shall show the separate components on a line item basis and shall show the calculations of any calculated amount. Any failure to pay its portion of Carrying Costs for a period of ten (10) days after written notice of such failure from Landlord shall be deemed to be a waiver by Tenant of its rights under this Paragraphs
6 and 7. Within ten (10) days after the end of the period for which Tenant is to pay a portion of Carrying Costs for Lot 26, Landlord shall notify Tenant in writing of Landlord's actual Carrying Costs for Lot 26 for the period with respect to which Tenant is to pay a portion of Carrying Costs and within ten
(10) days after such notice either (I) Tenant shall pay Landlord the amount by which such actual Carrying Costs exceeded the estimated Carrying Costs paid by Tenant for such period, or (II) Landlord shall pay Tenant the amount by which the estimated Carrying Costs paid by Tenant exceeded the actual Carrying Costs for such period. If taxes or other Carrying Costs allocable to Lot 26 for such period are increased or decreased (for example, by a tax reduction or a additional tax assessment) following completion of the reconciliation process described in the preceding sentence, Landlord shall promptly notify Tenant in writing of such further increase or decrease and the parties shall make any further adjustment payments in cash in the same manner contemplated in the preceding sentence. Not more frequently than every six (6) months, and if Tenant is current in its payment of Carrying Costs with respect to Lot 26, Tenant shall have the right to review and audit all data and documentation underlying the calculation of Carrying Costs; in the event that such audit discloses that Tenant has underpaid, Tenant shall pay any amount due within ten (10) days, likewise, Landlord shall remit any overpayment within ten (10) days; provided, however, that if Landlord disagrees with the results of Tenant's audit, the matter shall be submitted to a Qualified CPA for binding determination. If the parties cannot agree upon a Qualified CPA within ten
(10) days, then each party shall identify a Qualified CPA and the two Qualified CPAs shall select a third Qualified CPA who shall make the determination.

     7.4   Paydown.  Tenant shall have the right at any time prior to the
           -------
Commencement Date of the Lot 26 Lease to reimburse Landlord in cash for a portion of the Total Project Cost of Lot 26, up to a maximum of fifteen percent (15%) of the Total Project Costs for Lot 26. If Tenant elects to do so, for purposes of determining rent for Lot 26, the Total Project Costs for Lot 26 shall be reduced by the amount so paid by Tenant.

                               8.  TAXES
                                   -----

     8.1   Personal Property.  Tenant shall be responsible for and shall pay
           -----------------
prior to delinquency all taxes and assessments levied against or by reason of (a) any and all alterations, additions and items installed or placed on the Property and taxed as personal property rather than as real property, and/or (b) all personal property, trade fixtures and other property placed by Tenant on or about the Property. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant's payment thereof. If at any time during the term of this Lease any of said alterations, additions or personal property, whether or not belonging to Tenant, shall be taxed or assessed as part of the Property, then such tax or assessment shall be paid by Tenant to Landlord immediately upon presentation by Landlord of copies of the tax bills in which such taxes and assessments are included and shall, for the purposes of this Lease, be deemed to be personal property taxes or assessments under this Paragraph 8.1.

     8.2   Real Property.  Taxes shall mean all taxes and assessments levied
           -------------
against the Property, including, but not limited to, real and personal property taxes and assessments or substitutes therefor levied or assessed against the Property or any part thereof, including but not limited to any possessory interest, use, business, license or other taxes or fees, any taxes imposed directly on rents or services, any assessments or charges for police or fire protection, housing, transit, open space, street or sidewalk construction or maintenance or other similar services from time to time by any governmental or quasi governmental entity, and any other new taxes on Landlords in addition to taxes now in effect. Taxes shall not include, however, any tax on income or the like of Landlord or any use, business, license or other tax or fee not directly imposed on the ownership of the Property or on rent. Tenant shall pay to Landlord on the first day of each calendar month of the term of this Lease, one-twelfth (1/12) of Landlord's good faith estimate of all taxes and assessments levied or to be levied on the Property for such calendar year; unless Landlord is required to deposit real estate tax estimates with any mortgage lender (and Landlord shall use its good faith best efforts to persuade any such mortgage lender to waive any real estate tax escrow requirement), Landlord shall hold Tenant's monthly payment of Taxes in an interest bearing account with interest for the benefit of Tenant. Landlord shall advise Tenant, from time to time, of Landlord's estimate of taxes to be paid. During the first five years of the term of this Lease, Tenant shall not be required to pay any portion of Taxes which are attributable to a change in ownership of the Property. At no time shall Tenant be responsible for any Taxes attributable to the third or subsequent change of ownership of the Property during the initial term of this Lease nor during the second or subsequent change of ownership during the extension terms of this Lease.

                         9.  OPERATING EXPENSES
                             ------------------

     9.1   Liability For Operating Expenses.
           --------------------------------

           (a) Tenant shall pay to Landlord, at the time and in the manner hereinafter set forth, an amount equal to one hundred percent (100%) ("Tenant's Operating Cost Share") of the Operating Expenses defined in Paragraph 9.2.

           (b) If Landlord incurs Operating Expenses for the Property and Parcels other than the Site (consisting only of maintenance of landscaping, maintenance of the jogging trail and paved areas, insurance expenses, any cost resulting from the Existing CC&R's, or any other expense imposed by any governmental body with authority over the Property and the Torrey Pines Science Center) on a basis which does not separate those attributable to the Property, Landlord shall make a reasonable determination regarding the appropriate treatment of such expense items that are allocable both to the Site and to any such additional buildings or properties. In determining such percentage, a building shall be taken into account from and after the earlier of (a) the date such expenses are first incurred with respect to such other properties or (b) the date on which a tenant first enters into possession of the building or a portion thereof, and the square footage of any such building shall be measured or determined in accordance with the same standard applicable to the measurement of the Initial Building. All such expenses shall be allocated to the Initial Building based on the square footage thereof relative to the square footage within and planned to be within the Parcels.

           (c) Tenant shall pay the Management Fee to Landlord as part of Operating Expenses. Landlord shall provide, or cause another entity to provide, periodic reviews of the Property, payment of taxes and other Operating Expenses, provision of Operating Expense Statements and effectuation of repairs for which Landlord is responsible pursuant to this Lease.

     9.2   Definition Of Operating Expenses.
           --------------------------------

           (a) Subject to the exclusions and provisions hereinafter contained, the term "Operating Expenses" shall mean the total costs and expenses, capital and ordinary, actually and reasonably incurred by or allocable to Landlord for operation and maintenance of the Improvements and the Property, including without limitation, costs and expenses of (i) operation, repair and maintenance of the roof, exterior walls and other structural portions and operating systems (including HVAC) of the Initial Building, provided that any portion of such that is of a "capital" nature pursuant to the terms hereof, shall be amortized as provided herein; (ii) liability, casualty, rent loss or other insurance (including, but not limited to, earthquake insurance and environmental insurance if Landlord elects to carry such insurance, which it is Landlord's present intention to do) carried by Landlord with respect to the Property, the Improvements or any portion thereof subject to Paragraph 14.1(b) below; (iii) supplies, equipment, utilities and tools used in operation, repair and maintenance of the roof (structural portions only), exterior walls and other structural portions of the Initial Building; (iv) capital improvements and repairs to the Property or the Improvements, amortized over their respective useful lives (including, but not limited to those, (aa) which reduce or will cause future reduction of other items of Operating Expenses for which Tenant is otherwise required to contribute (but not in excess of the cost savings realized) or (bb) which are required by law, ordinance, regulation or order of any governmental authority enacted after the date of this Lease); (v) the Management Fee; (vi) maintenance and repair of the parking areas, driveways and paved areas outside the Initial Building; (vii) any obligations of Landlord pursuant to Paragraph 12.1 hereof; and (viii) any other costs (including, but not limited to, any parking or utilities fees or surcharges) allocable to or paid by Landlord, as owner of the Property or Improvements, pursuant to the Existing CC&Rs or to any applicable laws, ordinances, regulations or orders of any governmental or quasi-governmental authority, including without limitation any fees or assessments imposed by the Torrey Pines Science Center Association. The distinction between items of ordinary operating maintenance and repair and items of a capital nature shall be made in accordance with generally accepted accounting principles applied on a consistent basis by Landlord's accountants. Capital expenses authorized to be included as part of Operating Expenses shall be amortized over the actual useful life of such capital items. Landlord shall seek to have all contracts in connection with Operating Expenses be at reasonable prices, seeking competitive bids when Landlord deems same appropriate; all of the foregoing is subject, however, to Landlord's use of contractors, subcontractors and labor which meets the requirements of Paragraph 2 of Exhibit K annexed hereto.

           (b) Operating Expenses shall not include: (a) any capital cost, expense or improvement other than those expressly authorized above; (b) the cost of any services, utilities or materials not provided to Tenant or not used with respect to the Property, including, without limitation, the cost of electricity, heating, ventilation and air conditioning (including all maintenance, repair and similar costs associated therewith) and janitorial services provided to the premises of any other tenants; (c) the cost of investigating, monitoring or remedying any environmental condition or hazardous substances presently existing or introduced to the Property by Landlord; (d) any debt service (including principal and interest) or payments of any judgments against Landlord or mechanics liens unless attributable to actions or failures to act of Tenant; (e) any costs arising from a breach or default by Landlord under this Lease or any other lease or agreement; (f) the cost of curing violations or contesting such laws or violations caused by Landlord or the costs of any voluntary traffic mitigation actions; (g) costs, damage or repairs caused by or necessitated by the negligence or willful misconduct of Landlord or its agents, contractors or employees; (h) any costs which would have been reimbursed or paid for by warranties or by insurance proceeds had Landlord maintained the insurance required under this Lease or for any amounts with respect to judgments or other charges assessed against Landlord in excess of insurance policy limits (including, without limitation, any liability policy); (i) any costs reimbursed to Landlord by any other tenant other than through the payment of Operating Expenses; (j) any costs to renovate, decorate or paint vacant space or the space of any tenant (except Tenant or any assignee or sublessee of Tenant or any person or entity utilizing the Property under Tenant's right); (k) costs incurred in connection with leases or construction of the Project or any other improvements within the Parcels (including initial landscaping and paved areas) for any tenant or occupant of the Parcels including Tenant (including, without limitation, brokerage commissions and legal fees); (l) costs incurred in connection with a financing, sale, ground leasing or sale-leaseback of all or any part of the Parcels; (m) costs incurred in connection with lawsuits or other legal actions (including, without limitation, arbitrations and mediation) instituted or defended by Landlord unless Tenant is obligated under Paragraph 14.4(a) to indemnify Landlord for the same; (n) sums incurred as late payment fees, penalties or interest; (o) ground rent; or other ground lease payments; (p) depreciation of any equipment or all or any part of the Initial Building or any other improvements; (q) Landlord's advertising, entertainment and promotional costs, including any political or charitable contributions; (r) costs of acquiring, leasing, restoring, insuring or displaying sculptures, paintings and other objects of art located within or outside the Parcels, unless such object is contemplated in the Project Budget or approved by Tenant in writing; (s) costs and expenses payable to Landlord or to an affiliate of Landlord to the extent that such costs and expenses exceed competitive costs and expenses for materials and services by unrelated persons or entities of similar skill and experience; (t) repairs or replacements resulting from latent defects in the design or construction of any Improvements unless the design responds to and satisfies any performance criteria provided by Tenant and otherwise is not defective; (u) any defect in construction of the Initial Building (which is the fault of Landlord or its contractors, agents or employees); and (v) any cost or expense relating to administration and management, including but not limited to overhead, wages, salaries, other compensation and benefits, office rental, office supplies, dues and subscriptions, office utility charges, telephone charges and automobile expenses other than the Management Fee (collectively, the "Excluded Expenses"). In calculating Operating Expenses, no item charged to Tenant as an Operating Expense or Building Expense shall be charged to Tenant as any other type of expense or cost which, under the terms of this Lease, can be charged to Tenant.

     9.3   Determination and Payment Of Operating Expenses.  Tenant shall pay
           -----------------------------------------------
to Landlord on the first day of each calendar month of the term of this Lease, one twelfth (1/12th) of Landlord's good faith estimate of Tenant's Operating Expenses with respect to the Property for such calendar year. Landlord shall advise Tenant, from time to time of Landlord's estimate of Operating Expenses, either increasing or decreasing same; Landlord shall not modify its estimate of Operating Expenses unless, in its good faith judgment, due to unanticipated events, the aggregate of Operating Expenses for the particular year shall change by twenty percent (20%) or more from the previous estimate.

                 (a) Within ninety (90) days after the conclusion of each calendar year, Landlord shall furnish to Tenant a statement (the "Annual Operating Expense Statement") showing in reasonable detail including a separate line item breakdown of each component of Operating Expenses, the actual Operating Expenses for the previous calendar year, which were billed to Tenant by Landlord. Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days of Tenant's receipt of such statement. If the amounts paid by Tenant pursuant to this Paragraph 9.3 exceed Tenant's Operating Expenses for the previous calendar year, Landlord shall accompany said statement with payment for the amount of such difference.

                 (b) Any amount due under this Paragraph 9.3 for any period which is less than a full month shall be prorated for such fractional month.

                 (c) Provided that Tenant shall have paid in full any amount due from it reflected on the Annual Operating Expense Statement, Tenant shall be entitled within one hundred twenty (120) days after receipt of the Annual Operating Expense Statement, upon reasonable written notice to Landlord and during normal business hours at Landlord's office in San Diego County, to copy, inspect and examine those books and records of Landlord relating to the determination and payment of Operating Expenses relating to this Lease, the Property and/or any other properties described in Paragraph 9.1(b). If, after inspection and examination of such books and records, Tenant disputes the amount of any such Operating Expenses charged by Landlord and the parties are not able to resolve such dispute by good faith negotiations within thirty (30) days after Tenant notifies Landlord in writing of the disputed items, then Tenant may, by written notice to Landlord, request an independent audit of such books and records. The independent audit of the books and records shall be conducted by a certified public accountant acceptable to both Landlord and Tenant or, if the parties are unable to agree, by a "Big Six" accounting firm designated by Landlord and not then employed by Landlord or Tenant. The audit shall be limited to the determination of the amount of Operating Expenses specified by Tenant in its notice of objection. If the audit discloses that the amount of Operating Expenses billed to Tenant was in excess of the actual amounts incurred by Landlord, Landlord shall promptly pay to Tenant the overpayment. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Operating Expenses covered by the audit by more than five percent (5%), in which case Landlord shall pay all reasonable costs and expenses of the audit.

     9.4   Proration.  If the Commencement Date falls on a day other than the
           ---------
first day of an insurance coverage period, tax fiscal year or other period to which an Operating Expense or Building Expense is allocable or attributable, or if this Lease terminates on a day other than the last day of an insurance coverage period, tax fiscal year or other period to which an Operating Expense or Building Expense is allocable or attributable, then the amount of Operating Expenses payable by Tenant with respect to such first or last partial insurance coverage period, tax fiscal year or other period shall be prorated on the basis which the number of days during such insurance coverage period, tax fiscal year or other period in which this Lease is in effect bears to the total number of days in such insurance coverage period, tax fiscal year or other period. The obligation of Tenant to pay Operating Expenses that occur during the Lease Term shall survive the termination of this Lease by lapse of time or otherwise.

                            10.  UTILITIES
                                 ---------

     10.1  Payment.  Commencing with the Commencement Date and thereafter
           -------
throughout the term of this Lease, Tenant shall pay before delinquency, all charges for water, gas, heat, light, electricity, power, sewer, telephone, alarm system, janitorial and other services or utilities supplied to or consumed in or upon the Property, including any taxes on such services and utilities.

     10.2  Interruption.  In the event of interruption or failure of any
           ------------
service or utility furnished to or used in the Property for any reason whatsoever, including, but not limited to, accident, making of repairs, alterations or improvements, severe weather, difficulty or inability in obtaining services or supplies, labor difficulties or any other cause (an "Interruption") for more than five (5) consecutive days, the same shall cause Rent and other charges required to be paid hereunder to abate, effective the date such Interruption begins, but Landlord shall not be liable in damages or otherwise. Notwithstanding the foregoing, Tenant shall not be entitled to any abatement (a) to the extent any such Interruption is caused by the negligence or willful misconduct of Tenant or its agents, employees or contractors or (b) to the extent such Interruption does not interfere with Tenant's use of the Property. Tenant acknowledges and agrees that it shall co-insure or self-insure against any risks it determines are necessary to be insured against pursuant to this Paragraph 10.2. Notwithstanding anything to the contrary contained in this Paragraph 10.2, in the event an Interruption occurs and continues unabated for (a) ninety (90) consecutive days for an Interruption that occurs during the last two (2) years of the term of this Lease or (b) nine (9) consecutive months for an Interruption that occurs any other time during the term of this Lease, then in either such event, Tenant shall have the right to terminate this Lease.

                       11.  ALTERATIONS; SIGNS
                            ------------------

     11.1  Right To Make Alterations.  Tenant shall make no alternations,
           -------------------------
additions or improvements, either with respect to initial occupancy or subsequent thereto, to the Premises (other than interior, non-structural alterations costing less than Twenty-Five Thousand Dollars ($25,000) in a given instance) without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed and shall be deemed to be given unless Landlord shall deliver to Tenant written notice of disapproval within fifteen (15) days of receipt of Tenant's notice or request. All such alterations, additions and improvements shall be completed with due diligence in a first-class workmanlike manner, and if Landlord's consent is required as above, in compliance with plans and specifications approved in writing by Landlord, and in compliance with all applicable laws, ordinances, rules and regulations and to the extent Landlord's consent is not otherwise required hereunder for such alterations, additions or improvements, Tenant shall give prompt written notice thereof to Landlord for purposes of Paragraph 11.2 hereof. In view of the requirement for first-class workmanship, any such alterations, additions or improvements which involve the use of a contractor or subcontractor shall be performed by a contractor or subcontractor that employs skilled union labor, as further explained in Exhibit "K."

     Tenant shall cause any contractors engaged by Tenant for work on the Property to maintain public liability and property damage insurance, naming Landlord and to the extent available its partners, shareholders, agents, property manager and employees as additional insureds, and shall furnish Landlord with certificates of insurance or other evidence that such coverage is in effect. Notwithstanding any other provisions of this Paragraph 11.1, under no circumstances shall Tenant make any structural alterations or improvements, or any substantial changes to the roof or substantial equipment installations on the roof, or any substantial changes or alterations to building systems (other than the distribution portion thereof), without Landlord's prior written consent.

     For any individual project costing more than Twenty-Five Thousand Dollars ($25,000.00), Tenant shall maintain, and shall provide copies to Landlord of, all plans, specifications, drawings (including, particularly, "as-builts") of any and all improvements, alterations, additions, renovations, repairs, installations of fixtures or other equipment and the like; Landlord shall be permitted to observe any and all such work by Tenant on the Property in accordance with the requirements of Paragraph 16.1. For purposes of this Paragraph 11, the term "building systems" shall refer to the central plant portions of the mechanical, electrical and heating, ventilation and air conditioning systems of the Initial Building. Notwithstanding any provision herein to the contrary, at the termination or expiration of this Lease, Tenant shall provide Landlord with final, as-built, plans, specifications and drawings of all alternations effected by Tenant.

     11.2  Title To Alterations.  All alterations, additions and
           --------------------
improvements installed in, on or about the Property shall be part of the Improvements and the property of Landlord, unless Landlord elects at the time Tenant requests consent to require Tenant to remove the same upon the termination of this Lease; provided, however, that the foregoing shall not apply (i) to Tenant's equipment, furniture and trade fixtures, or (ii) to any of the Interior Improvements (as defined in Exhibit C hereto), or any subsequent improvements installed by Tenant at its own expense, which are movable without material damage, are not an integral part of the

Initial Building's structure or interior architectural improvements, and are not an integral part of the Initial Building's HVAC, plumbing or electrical systems or other standard operating systems. All of such items described in clause (i) or (ii) of the preceding sentence (in all events including, but not limited to, lab benches, fume hoods and cold rooms) may (and, if duly elected by Landlord hereunder, shall) be removed by Tenant prior to or upon the termination of this Lease. Tenant shall promptly repair any damage caused by its removal of any such improvements. Notwithstanding anything to the contrary contained herein, in no event shall Landlord have the right to require Tenant to remove any of the Interior Improvements.

     11.3  Tenant Fixtures.  Notwithstanding the provisions of Paragraph 11.1
           ---------------
and 11.2, Tenant may install, remove and reinstall equipment, furniture and trade fixtures without Landlord's prior written consent, except that any fixtures which are affixed to the Property or which affect the exterior or structural portions of the Initial Building or the building systems shall require Landlord's written approval. The foregoing shall apply to Tenant's signs, logos and insignia, all of which Tenant shall have the right to place and remove and replace (a) only with Landlord's prior written consent as to location, size and composition, which consent shall not be unreasonably withheld or delayed, and (b) only in compliance with all restrictions and requirements of applicable law and of any Existing CC&Rs applicable to the Property. Notwithstanding the foregoing, Tenant shall have the right, in it sole discretion, to direct Landlord to remove Tenant's signage at the expiration or earlier termination of this Lease. Tenant shall remove all such trade fixtures, signs, logos and insignia prior to or at the expiration or earlier termination of the term of this Lease. Tenant shall immediately repair any damage caused by installation and removal of fixtures under this Paragraph 11.3. Landlord waives any Landlord's lien on any equipment, furnishings, trade fixtures, inventory or other personal property of Tenant; provided, however, that Landlord retains its lien and all rights it has hereunder, at law or in equity with respect to any item in which Landlord expressly has ownership rights under this Lease.

     11.4  No Liens.  Tenant shall at all times keep the Property free from
           --------
all liens and claims of any contractors, subcontractors, materialmen, suppliers or any other parties employed either directly or indirectly by Tenant in construction work on the Property. Tenant may contest any claim of lien, but only if, prior to such contest, Tenant either (i) posts security in the amount of the claim, plus estimated costs and interest, or (ii) records a bond of a responsible corporate surety in such amount as may be required to release the lien from the Property. Tenant shall indemnify, defend and hold Landlord harmless against any and all liability, loss, damage, cost and other expenses, including, without limitation, reasonable attorneys' fees, arising out of claims of any lien for work performed or materials or supplies furnished at the request of Tenant or persons claiming under Tenant.

     11.5  Signs.  Without limiting the generality of the provisions of
           -----
Paragraph 11.3 hereof, Tenant shall have the exclusive right to display only its sign on the Site and on the Initial Building, subject to Landlord's prior approval as to location, size and composition (which approval shall not be unreasonably withheld or delayed) and subject to all restrictions and requirements of applicable law and of any Existing CC&Rs applicable to the Property. Subject to the conditions concerning the foregoing, Tenant may also erect a monument sign containing its name at the entry to the Site as part of Landlord's Work. Landlord shall use its reasonable best efforts to obtain the necessary governmental or administrative approvals in order to allow Tenant to have its name on the Building, subject to Landlord's approval of signage as provided herein.

                     12.  MAINTENANCE AND REPAIRS
                          -----------------------

     12.1  Landlord's Work.  Landlord shall repair and maintain or cause to be
           ---------------
repaired and maintained the roof, exterior walls and other structural portions of the Initial Building, the parking areas, driveways and paved areas outside the Initial Building. The actual cost of all work performed by Landlord under this Paragraph 12.1 shall be included in Operating Expenses hereunder, except to the extent such work (i) is required due to the negligence of Landlord, or
(ii) that portion of any expense that is an Excluded Expense.

     12.2  Tenant's Obligation For Maintenance.
           -----------------------------------

           (a)   Good Order, Condition And Repair.  Except as provided in
                 --------------------------------
Paragraph 12.1
hereof, Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the Property and every part thereof, wherever located (normal wear and tear, damage and destruction by casualty and condemnation excepted) the nonstructural portions of the Initial Building, including but not limited to signs, interior, ceiling, electrical system, plumbing system, life safety and telephone and communications systems of the Initial Building, the HVAC equipment and related mechanical systems serving the Initial Building (for which equipment and systems Tenant shall enter into a service contract with a person or entity designated or approved by Landlord), the items referred to in Paragraph 9.2(b) hereof, all doors, door checks, windows, plate glass, door fronts, plumbing and sewage and other utility facilities, fixtures, lighting, wall surfaces, floor surfaces and ceiling surfaces of the Initial Building under or within the Initial Building and all other interior repairs, foreseen and unforeseen, with respect to the Initial Building, as required.

           (b)   Remedy.  If either party, after notice from the other, fails
                 ------
to promptly commence and thereafter proceed with reasonable diligence to complete any material repairs, maintenance, or replacements which are the obligation of such party hereunder, such failure shall be deemed a material default by such party under this Lease and the other party shall have the right, but shall not be required, to enter the Property and perform such work. Immediately on demand from performing party, the cost of such repairs shall be due and payable by the defaulting party. In the event of the reasonable possibility of immediate injury to person or substantial harm to property, either party may proceed to effect necessary repairs on an emergency basis, providing notice to the other party as promptly as possible; in all other circumstances, the party with the obligation to effect repair shall be provided with written notice specifying a reasonable amount of time in which to commence such repair, and such obligated party shall proceed with the repairs with due diligence.

           (c)   Condition Upon Surrender.  At the expiration or earlier
                 ------------------------
termination of this Lease, in addition to any other obligations of Tenant with respect to surrender and vacation of the Property in Paragraphs 2.6, 11.2, 13.5, 17.1 and 17.2. Tenant shall surrender the Property, including any additions, alterations and improvements thereto, in good and sanitary order, condition and repair, ordinary wear and tear, damage and destruction by casualty and condemnation excepted, first, however, removing all goods and effects of Tenant and all and fixtures and items required to be removed pursuant to this Lease (including, but not limited to, any such removal required as a result of an election by Landlord to require such removal as contemplated in Paragraph 11.2), and repairing any damage caused by such removal. At least thirty (30) days before the expiration or sooner termination of this Lease, Landlord and Tenant shall conduct a walk-through inspection of the Site and shall effect a preliminary identification of items which Tenant is required to repair. Within seven (7) days after the date that Tenant shall vacate the Premises, Landlord and Tenant shall conduct another walk-through inspection of the Site and shall update, and appropriately modify, the list of items requiring repair (including, repairs on the initial list which were not completed and any repairs newly added). Upon delivery to Tenant of such list, Tenant shall elect either (i) to effect such repairs at Tenant's expense, or (ii) to request Landlord to effect such repairs at Tenant's expense. Upon completion of all of such repairs to Landlord's reasonable satisfaction, Tenant shall have no further obligations to Landlord hereunder, except with respect to environmental matters specified in Paragraph 13.5 hereof and with respect to conditions that are not susceptible of discovery by a reasonably diligent and thorough, but non-invasive, investigation. Tenant expressly waives any and all interest in any fixtures and building systems (and their components), and in any personal property and trade fixtures not removed from the Property by Tenant at the expiration or termination of this Lease, agrees that any such personal property and trade fixtures may, at Landlord's election, be deemed to have been abandoned by Tenant, and authorizes Landlord (at its election and without prejudice to any other remedies under this Lease or under applicable law) to remove and either retain, store or dispose of such property at Tenant's cost and expense, and Tenant waives all claims against Landlord for any damages resulting from any such removal, storage, retention or disposal. The provisions of Paragraph 13.5(c) shall also apply.


                         13.  USE OF PROPERTY
                              ---------------

     13.1  Permitted Use.  Subject to Paragraphs 13.3 and 13.4 hereof, Tenant
           -------------
shall use the Property solely as a medical and biological research lab with light production and manufacturing, together with administrative, office and storage uses and for any other purpose in accordance with the Scientific Research Zoning Ordinance of the City of San Diego and the Torrey Pines Science Center Planned Industrial Development, and for no other purpose without Landlord's written consent
(not to be unreasonably withheld or delayed).

     13.2  No Nuisance.  Tenant shall not use the Property for or carry on or
           -----------
permit upon the Property or any part thereof any nuisance, nor commit or allow to be committed any waste in, on or about the Property. Tenant shall not do or permit anything to be done in or about the Property, nor bring nor keep anything therein, which is not appropriate as a permitted use and will in any way cause the Property to be uninsurable with respect to the insurance required by this Lease.

     13.3  Compliance With Laws.  Tenant shall not use the Property or permit
           --------------------
the Property to be used in whole or in part for any purpose or use that is in violation of any applicable laws, ordinances, regulations or rules of any governmental agency or public authority. Tenant shall keep the Property equipped with all safety appliances required by law, ordinance or insurance on the Property, or any order or regulation of any public authority, because of Tenant's particular use of the Property. Tenant shall procure all licenses and permits required for its particular use of the Property. Tenant shall use the Property in accordance with all applicable ordinances, rules, laws and regulations and shall comply with all requirements of all governmental authorities now in force or which may hereafter be in force pertaining to its particular use of the Property, including, without limitation, regulations applicable to noise, water, soil and air pollution, and making such nonstructural alterations and additions thereto as may be required from time to time by such laws, ordinances, rules, regulations and requirements of governmental authorities or insurers of the Property (collectively, "Requirements") because of Tenant's construction of improvements in or its particular use of the Property. Any structural alterations or additions required from time to time by applicable Requirements because of Tenant's construction of improvements in or other particular use of the Property shall be made by Tenant, at Tenant's sole cost and expense, in accordance with the procedures and standards set forth in Paragraph 11.1 for alterations by Tenant and upon prior written notice to Landlord. The judgment of any court, or the admission by Landlord or Tenant in any proceeding against Landlord or Tenant, that Landlord or Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement shall be conclusive of such violation as between Landlord and Tenant.

     13.4  Liquidation Sales.  Tenant shall not conduct or permit to be
           ------------------
conducted any auction, bankruptcy sale, liquidation sale, or going out of business sale, in, upon or about the Property, whether said auction or sale be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.

     13.5  Environmental Matters.
           ---------------------

           (a) For purposes of this Paragraph, "hazardous substance" shall mean the substances included within the definitions of the term "hazardous substance" under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., and the regulations promulgated thereunder, as amended, (ii) the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code Section 25300 et seq., and regulations promulgated thereunder, as amended, (iii) the Hazardous Materials Release Response Plans and Inventory Act, California Heath & Safety Code Section 25500 et seq., and regulations promulgated thereunder, as amended, and (iv) petroleum; "hazardous waste" shall mean (i) any waste listed as or meeting the identified characteristics of a "hazardous waste" under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., and regulations promulgated pursuant thereto, as amended (collectively, "RCRA"), (ii) any waste meeting the identified characteristics of "hazardous waste;" "extremely hazardous waste" or "restricted hazardous waste" under the California Hazardous Waste Control Law, California Health & Safety Code Section 25100 et seq., and regulations promulgated pursuant thereto, as amended (collectively, the "CHWCL"), and/or
(iii) any waste meeting the identified characteristics of "medical waste" under California Health & Safety Code Sections 25015-25027.8, and regulations promulgated thereunder, as amended; and "hazardous waste facility" shall mean a hazardous waste facility as defined under the CHWCL.

                                  29
<PAGE<


           (b) Without limiting the generality of the obligations set forth in Paragraph 13.3 of this Lease:

                 (i) Tenant covenants not to cause or permit any hazardous substance or hazardous waste to be brought upon, kept, stored or used in or about the Property without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed and shall be deemed to be given unless Landlord shall deliver to Tenant written notice of disapproval within ten (10) days of receipt of Tenant's notice or request, which notice or request shall include written evidence of Tenant's compliance with any permit process with which Tenant is required to comply, including without limitation, submission of MSDS's, and except that Tenant, in connection with its permitted use of the Property as provided in Paragraph 13.1, may keep, store and use materials that constitute hazardous substances which are customary for such permitted use, provided such hazardous substances are kept, stored and used in quantities which are customary for such permitted use and are kept, stored and used in full compliance with clauses (ii) and
(iii) immediately  below.

                 (ii) Tenant covenants that it will comply with all applicable laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to the receipt, use, handling, generation, transportation, storage, treatment and/or disposal of hazardous substances or wastes by Tenant or its agents or employees, and Tenant will provide Landlord with copies of all permits, licenses, registrations and other similar documents that authorize Tenant to conduct any such activities in connection with its authorized use of the Property on the Commencement Date or later initial receipt thereof and annually thereafter.

                 (iii) Tenant agrees that it shall not (A) operate on or about the Property any facility required to be permitted or licensed as a hazardous waste facility or for which interim status as such is required, nor
(B) conduct any other activities on or about the Property that could result in the Property being deemed to be a "hazardous waste facility" (including, but not limited to, any storage or treatment of hazardous substances or hazardous wastes which could have such a result).

                 (iv) Tenant agrees to comply with all applicable laws, rules, regulations, orders and permits relating to underground storage tanks installed by Tenant or its agents or employees (including any installation, monitoring, maintenance, closure and/or removal of such tanks) as such tanks are defined in California Health & Safety Code Section 25281(x), including, without limitation, complying with California Health & Safety Code Section 25280-25299.7 and the regulations promulgated thereunder, as amended. Tenant shall furnish to Landlord copies of all registrations and permits issued to or held by Tenant from time to time for any and all underground storage tanks.

                 (v) If applicable, Tenant shall provide Landlord in writing the following information and/or documentation at the commencement of this Lease and within sixty (60) days of any change in or addition to the required information and/or documentation (provided, however, that in the case of the materials described in Paragraphs (A), (B), (C) and (E) below, Tenant shall not be required to deliver copies of such materials to Landlord but shall maintain copies of such materials to such extent and for such periods as may be required by applicable law and shall permit Landlord or its representatives to inspect such materials during normal business hours at any time and from time to time upon reasonable notice to Tenant):

                        (A) A list of all hazardous substances and/or wastes that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time in connection with its operations on the Property.

                        (B) All Material Safety Data Sheets ("MSDS's"), if any, required to be completed with respect to operations of Tenant at the Property from time to time in accordance with Title 26, California Code of Regulations Section 8-5194 or 42 U.S.C. Section 11021, or any amendments thereto, and any Hazardous Materials Inventory Sheets that detail the MSDS's.

                        (C) All hazardous waste manifests (as defined in Title 26, California Code of Regulations Section 22-66481), if any, that Tenant is required to complete from time to time in connection with its operations at the Property.

                        (D) A copy of any Hazardous Materials Management Plan required from time to time with respect to Tenant's operations at the Property, pursuant to California Health & Safety Code Section 25500 et seq., and any regulations promulgated thereunder, as amended.

                        (E) Copies of any Contingency Plans and Emergency Procedures required of Tenant from time to time due to its operations in accordance with Title 26, California Code of Regulations Section 22-67140 et seq., and any amendments thereto, and copies of any Training Programs and Records required under Title 26, California Code of Regulations, Section 22-67105, and any amendments thereto.

                        (F) Copies of any biennial reports required to be furnished to the California Department of Health Services from time to time relating to hazardous substances or wastes, pursuant to Title 26, California Code of Regulations, Section 22-66493, and any amendments thereto.

                        (G) Copies of all industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations on the Property.

                        (H) Copies of any other lists or inventories of hazardous substances and/or wastes on or about the Property that Tenant is otherwise required to prepare and file from time to time with any governmental or regulatory authority.

                 (vi) Tenant shall secure Landlord's prior written approval for any proposed receipt, storage, possession, use, transfer or disposal of "radioactive materials" or "radiation," as such materials are defined in Title 26, California Code of Regulations Section 17-30100, and/or any other materials possessing the characteristics of the materials so defined, which approval Landlord may withhold in its sole and absolute discretion; provided, that such approval shall not be required for any radioactive materials for which Tenant has secured prior written approval of the Nuclear Regulatory Commission and delivered to Landlord a copy of such approval, nor for any materials in such quantities set forth on Exhibit I hereof. Tenant, in connection with any such authorized receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation, shall:

                        (A) Comply with all federal, state and local laws, rules, regulations, orders, licenses and permits;

                        (B) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord or its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, a list of all radioactive materials or radiation received, stored, possessed, used, transferred or disposed of from time to time, to the extent not already disclosed through delivery of a copy of a Nuclear Regulatory Commission approval with respect thereto as contemplated above; and

                        (C) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord or its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, all licenses, registration materials, inspection reports, governmental orders and permits in connection with the receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation from time to time.

                 (vii) Tenant agrees to comply with any and all applicable laws, rules, regulations and orders of any governmental authority with respect to the release into the environment of any hazardous wastes or substances or radiation or radioactive materials by Tenant or its agents or employees. Tenant agrees to give Landlord immediate verbal notice of any release in violation of applicable laws of any such hazardous wastes or substances or radiation or radioactive materials into the environment, and to follow such verbal notice with written notice to Landlord of such release within twenty-four (24) hours of the time at which Tenant became aware of such release.

                 (viii) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses (including, but not limited to, loss of rental income), damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (A) any failure by Tenant to comply with any provisions of this Paragraph 13.5(b), or (B) any receipt, use handling, generation, transportation, storage, treatment, release and/or disposal of any hazardous substance or waste or any radioactive material or radiation on or about the Property in connection with Tenant's use or occupancy of the Property or as a result of any intentional or negligent acts or omissions of Tenant or of any agent or employee of Tenant whether discovered prior to or after the expiration or earlier termination of this Lease. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (A) the existence of any "hazardous substance" on the Property at the Actual Tender Date, or (B) the introduction of any "hazardous substance" by Landlord, its agents or employees onto the Property after the Actual Tender Date.

                 (ix) Tenant agrees to cooperate with Landlord in furnishing Landlord with complete information regarding Tenant's receipt, handling, use, storage, transportation, generation, treatment and/or disposal of any hazardous substances or wastes or radiation or radioactive materials. Upon request, Tenant agrees to grant Landlord, subject to Paragraph 16.1, reasonable access at reasonable times to the Property to inspect Tenant's receipt, handling, use, storage, transportation, generation, treatment and/or disposal of hazardous substances or wastes or radiation or radioactive materials, without being deemed guilty of any disturbance of Tenant's use or possession and without being liable to Tenant in any manner.

                 (x) Notwithstanding Landlord's rights of inspection and review under this Paragraph 13.5(b), Landlord shall have no obligation or duty to so inspect or review, and no third party shall be entitled to rely on Landlord to conduct any sort of inspection or review by reason of the provisions of this Paragraph (b).

                 (xi) If Tenant receives, handles, uses, stores, transports, generates, treats and/or disposes of any hazardous substances or wastes or radiation or radioactive materials on or about the Property at any time during the term of this Lease, then within thirty (30) days after termination or expiration of this Lease, Tenant at its sole cost and expense shall obtain and deliver to Landlord an environmental study, performed by an expert selected by Landlord and reasonably satisfactory to Tenant, evaluating the presence or absence of hazardous substances and wastes, radiation and radioactive materials on and about the Property. Such study shall be based on a reasonable and prudent level of tests and investigations of the Property which tests shall be conducted no earlier than the date of termination or expiration of this Lease. Liability for any remedial actions required or recommended on the basis of such study shall be that of Tenant unless any hazardous substance discovered by such study existed on the Property at the Actual Tender Date or was introduced onto the Property by Landlord, its agents or employees after the Actual Tender Date. Upon satisfactory completion by Tenant of (i) any remedial actions required or recommended by such study and (ii) any remedial or other action required by any governmental agency (including, without limitation, any actions required pursuant to Paragraph 13.5(c) below), Tenant shall be released of all liability to Landlord under this Paragraph 13.

           (c) With respect to any environmental, hazardous substance or similar matter for which Tenant is responsible and liable hereunder, Tenant shall surrender possession of the Property in compliance with all federal, state and local laws, rules, regulations and orders regarding environmental condition and cleanup ("Environmental Laws") including, without limitation, receiving any clearances and/or certifications verifying compliance with all Environmental Laws. In the event Tenant does not comply with the provisions of this Paragraph 13.5(c) and deliver any necessary results and/or certifications to Landlord and to any required governmental body, on the expiration or earlier termination of this Lease, Tenant shall be held to the terms of this Lease and required to pay Rent and shall be otherwise subject to the holdover provisions in Paragraph 2.6 except Tenant shall only be obligated to pay Rent at 110% of Basic Annual Rental; provided, however, that Tenant shall only be obligated to pay any Rent for such period of time that Landlord is prevented, by reason of Tenant's having not yet fully complied with the certification requirements hereof, from effecting improvements, modifications and repairs required by a written lease of the Premises. Notwithstanding the foregoing, from the date, if any, upon which the only outstanding results and/or certifications remaining to be delivered to Landlord upon expiration or earlier termination of this Lease are informational and not substantive, then Tenant shall no longer be subject to the holdover provisions hereof. Further, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to Tenant's failure to effect the clean up, and assessments, and to obtain the clearances and certifications required by this Paragraph. If Tenant shall vacate the Property without having effected such clean up and obtained such clearances and certifications, then Landlord may obtain same at Tenant's cost;
Landlord's action in such regard shall not eliminate Tenant's liability to pay for same or to pay Rent as a holdover under the conditions specified in this Paragraph 13.5(c).

                    14.  INSURANCE AND INDEMNITY
                         -----------------------

     14.1  Liability and Property Insurance.
           --------------------------------

           (a) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord's cost and expense (but reimbursable as an Operating Expense under Paragraph 9.2 hereof), with such deductibles as Landlord reasonably elects, commercial general liability insurance to protect against liability arising out of or related to the use of or resulting from any accident occurring in, upon or about the Property, with combined single limit of liability of not less than Five Million Dollars ($5,000,000) per occurrence for bodily injury and property damage.

           (b) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord's cost and expense
(but reimbursable as an Operating Expense under Paragraph 9.2 hereof), fire and extended coverage, boiler and machinery insurance for the Building Shell (as defined in Exhibit C), Core, Interior Improvements and for the improvements in the Outside Areas of the Property on a full replacement cost basis, and for the Tenant Improvements in an amount not less than the total amount contributed by Landlord toward the payment for the Interior Improvements pursuant to Exhibit C. Landlord's insurance may include earthquake, flood, environmental, excess umbrella liability, brush fire and land slide coverage to the extent Landlord reasonably elects to carry such coverage, and shall have such deductibles and other terms as Landlord reasonably determines to be appropriate. Except as expressly set forth in this Paragraph (b), Landlord shall have no obligation to insure the Tenant Improvements and shall, in all events, have no obligation to insure any other alterations, additions or improvements installed by Tenant on or about the Property. In addition to the foregoing, and not by way of limitation, Landlord shall have the right to procure and maintain any additional insurance coverage Landlord reasonably deems appropriate at any time during the term of the Lease, at Landlord's cost and expense (but reimbursable as an Operating Expense under Paragraph 9.2 hereof). Landlord shall consult with Tenant on an annual basis regarding the insurance coverage for the Property to be maintained by Landlord, and Landlord and Tenant agree to reasonably cooperate to obtain cost-effective coverage; provided, however, that, in no circumstances shall the coverages be reduced without Landlord's consent.

           (c) Tenant, at Tenant's sole cost and expense, shall obtain and keep in force during the Term:

                 (i) commercial general liability insurance, including contractual liability and products/completed operations liability, covering the legal liability of Tenant against claims for bodily injury, death or property damage, occurring on, in or about the Property and the adjoining land, in the minimum combined single limit amount of $1,000,000 with respect to any one occurrence.

                 (ii) worker's compensation insurance and employer's liability insurance (with a minimum limit of $500,000) covering all liability imposed under the provisions of any worker's compensation law, employer's liability act or similar laws of the State of California that may at any time or from time to time be enacted;

                 (iii) insurance covering all contents, and Tenant's trade fixtures, machinery, equipment, furniture and furnishing in the Property to the extent of at least 90% of their replacement cost under Special Form standard fire and extended coverage insurance, including, without limitation, vandalism and malicious mischief and sprinkler leakage endorsements, and shall provide for a deductible not to exceed $10,000.00;

                 (iv) special form, business interruption or extra expense insurance; and

                 (v) catastrophe excess - Umbrella liability insurance in the amount of $10,000,000 with respect to the risks referred to in Paragraph 14.1(c)(i).

           Tenant's insurance shall be written under policies issued by insurers reasonably acceptable to Landlord. Tenant's commercial general liability policy and its excess policies shall include an endorsement naming Landlord, its partners, beneficiaries, agents and employees as additional insureds. Tenant's insurance shall be primary.

           (d)   All policies of property insurance carried under Paragraphs
(b) and (c) of this Paragraph 14.1 shall provide protection against "all perils of direct physical damage" (as detailed in the Insurance Services Office commercial property program "Cause of Loss - Special Form CP1030" or its equivalent) on all insured property. Replacement cost for purposes hereof shall be determined according to insurance industry standards. Such insurance policies (i) shall be written by companies rated B+ or better, with a financial rating of not less than Class VII, in Best's Insurance Guide, and authorized to do business in California; (ii) shall be written to apply to covered property damage and other covered loss occurring during the policy term, or the onset of which occurred or arose during such policy term; (iii) shall provide that the respective coverages shall be primary and not contributing with or in excess of any coverage that the other party may carry;
(iv) shall be endorsed to Landlord with not less than thirty (30) days' notice of cancellation; and (v) in the case of policies carried or required to be carried by Tenant, shall provide for a deductible of not to exceed $10,000 (except in the case of earthquake coverage). Each party shall deliver to the other party, on or before the Commencement Date, and thereafter at least ten
(10) days before the expiration dates of expiring policies, certificates of insurance or other satisfactory evidence of the continuation of such property insurance coverage for the period indicated therein. If either party fails to procure property insurance or to deliver certificates or other evidence thereof as required hereunder, the other party may, at its option and in addition to the other party's other remedies in the event of a default hereunder, procure the same for the benefit of such party. If, pursuant to the foregoing sentence, Tenant secures such insurance on Landlord's behalf, Tenant shall not be entitled to reimbursement of cost thereof; if Landlord secures such insurance on Tenant's behalf, Tenant shall reimburse Landlord for the cost thereof within ten (10) business days after receipt of Landlord's invoice therefor.

     14.2  Waiver Of Subrogation.  Landlord and Tenant each waive any right to
           ---------------------
recover against the other (i) damage to property, (ii) damage to the Property or any part thereof, or (iii) claims arising by reason of any of the fore-going, but only to the extent that any of the foregoing damages and claims under subparts (i)-(iii) hereof are covered, and only to the extent of such coverage, by insurance actually carried or required to be carried hereunder by either Landlord or Tenant. This provision is intended to waive fully, and for the benefit of each party, any rights and claims which might give rise to a right of subrogation in any insurance carrier. Each party shall procure a clause or endorsement on any property insurance policy denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Coverage provided by insurance maintained by Tenant shall not be limited, reduced or diminished by virtue of the subrogation waiver herein contained.

     14.3  Increase In Premiums.  If Tenant uses or permits the Property to
           --------------------
be used in a manner that is not a permitted use and which increases the existing rate of any insurance on the Property carried by Landlord, Tenant shall pay the amount of the increase in premium caused thereby, and Landlord's costs of obtaining other replacement insurance policies, including any increase in premium, within twenty (20) days after demand therefor by Landlord.

     14.4  Indemnification.
           ---------------

           (a) Tenant shall indemnify, defend by counsel reasonably acceptable to Landlord and hold Landlord, its partners, shareholders, officers, directors, agents and employees harmless from any and all liability for bodily injury to or death of any person, or loss of or damage to the property of persons, and all actions, claims, demands, costs (including, but not limited to, reasonable attorneys' fees), damages or expenses arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur to the extent such liabilities or other matters arise by reason of the use, occupancy and enjoyment of the Property by Tenant or any invitees, sublessees, agents or employees of Tenant from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents or employees, contractors or Landlord's breach of this Lease. Landlord, its partners, shareholders, officers, directors, agents and employees shall not be liable for, and Tenant hereby waives all claims against such persons for damages to goods, wares and merchandise in or upon the Property, or for injuries to Tenant, its agents or third persons in or upon the Property, from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents or employees or contractors or Landlord's breach of this Lease. Tenant shall give prompt notice to Landlord of any casualty or accident in, on or about the Property.

           (b) Landlord shall indemnify, defend by counsel reasonably acceptable to Tenant and hold Tenant, its shareholders, officers, directors, agents and employees harmless from liability for bodily injury to or death of any person, or loss of or damage to the property of persons, and all actions, claims, demands, costs (including, but not limited to, reasonable attorneys' fees), damages or expenses arising therefrom which may be brought or made against Tenant or which Tenant may pay or incur, to the extent such liabilities or other matters arise by reason of any negligence or willful misconduct or omission by Landlord, its agents or employees or contractors or Landlord's breach of this Lease including matters that arise (a) from the use of other Parcels by Landlord, its agents, employees or contractors and (b) from the performance by Landlord, its agents, employees or contractors of repair obligations it is required or elects to perform hereunder.

     14.5  Blanket Policy.  Any policy required to be maintained hereunder by
           --------------
Landlord or Tenant may be maintained under a so-called "blanket policy" insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished. The cost of blanket policies maintained by Landlord shall be allocated to all property covered thereby and Operating Expenses shall only include costs thereof reasonably allocated to the Property.

                   15.  SUBLEASE AND ASSIGNMENT
                        -----------------------

     15.1  Assignment And Sublease Of Property.  Tenant shall not have the
           -----------------------------------
right or power to assign its interest in this Lease, or make any sublease of the Property or any portion thereof, nor shall any interest of Tenant under this Lease be assignable involuntarily or by operation of law, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed; provided, however, that Landlord may condition its consent upon receipt of a reasonably acceptable agreement from any sublessee or assignee including, but not limited to, the following provisions: (1) sublessee or assignee is bound by this Lease and agrees that its sublease or assignment is subordinate hereto; and (2) Tenant and sublessee or assignee agree that, upon written request of Landlord, after a default by Tenant under this Lease and expiration of all applicable notice and cure periods, all amounts payable under the sublease or assignment shall be paid to Landlord for appropriate distribution and division between Landlord and Tenant. Further, Tenant shall provide such information concerning any proposed subtenant or assignee as Landlord may reasonably request, including, but not limited to, financial statements, and a list of officers, directors, shareholders, partners, or members. Notwithstanding any subletting or assignment, Tenant shall remain fully and primarily liable for the payment of all rental and other sums due, or to become due hereunder, and for the full performance of all other terms, conditions, and covenants to be kept and performed by Tenant under this Lease. Any purported sublease or assignment of Tenant's interest in this Lease requiring but not having received Landlord's consent thereto shall be void. Notwithstanding anything to the contrary contained herein, the following events shall not require Landlord's consent if the use of the proposed subtenant or assignee is within the permitted uses specified in Paragraph 13.1: (i) any assignment and/or sublease to any parent, subsidiary or affiliated company of Tenant; (ii) any assignment of this Lease to any company which purchases all or substantially all of the assets of Tenant; (iii) any assignment of this Lease in conjunction with any merger, consolidation, or similar transaction involving Tenant or any parent, subsidiary or affiliated company of Tenant; or (iv) any assignment of this Lease to any partnership, limited liability company or corporation in which Tenant has at least a fifty percent (50%) equity interest. If Landlord does not disapprove any proposed assignment or sublease within fifteen (15) business days after Tenant's request for consent, Landlord shall be irrevocably deemed to have approved such sublease or assignment.

     15.2  Rights Of Landlord.  Consent by Landlord to one or more assignments
           ------------------
of this Lease, or to one or more sublettings of the Property or any portion thereof, or collection of Rent by Landlord from any assignee or sublessee, shall not operate to exhaust Landlord's rights under this Paragraph 15, nor constitute consent to any subsequent assignment or subletting. No assignment of Tenant's interest in this Lease and no sublease shall relieve Tenant of its obligations hereunder, notwithstanding any waiver or extension of time granted by Landlord to any assignee or sublessee, or the failure of Landlord to assert its rights against any assignee or sublessee, and regardless of whether Landlord's consent thereto is given or required to be given hereunder. In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition, Tenant immediately and irrevocably assigns to Land-lord, as security for Tenant's obligations under this Lease, all rent from any subletting of all or a part of the Property as permitted under this Lease, and Landlord, as Tenant's assignee and as attorney-in-fact for Tenant, or any receiver for Tenant appointed on Landlord's application, may collect such rent and apply it toward Tenant's obligations under this Lease; except that, until the occurrence of a default by Tenant and the expiration of any applicable notice and cure period, Tenant shall have the right to collect such rent and to share equally with Landlord any sublease rents. In the event of a subletting or an assignment by Tenant to any person or entity other than an entity as described in the last sentence of Paragraph 15.1 hereof, fifty percent (50%) of any amount of Rent which Tenant receives in excess of the aggregate of Tenant's out-of-pocket expenses of the subleasing or assigning and the Rent due hereunder, shall be paid over to Landlord on a monthly basis.

     15.3  Notice of Proposed Assignment or Sublease.  Tenant shall, by notice
           -----------------------------------------
in writing, advise Landlord of its intention from, on and after a stated date (which shall not be less than sixty (60) nor more than one hundred eighty
(180) days after the date of the giving of Tenant's notice to Landlord) to assign this Lease or sublet all or any part of the Property for the balance or any part of the term of this Lease, and, in such event, Landlord shall have the right, to be exercised by giving written notice to Tenant within fifteen (15) business days after its receipt of Tenant's notice, to approve or reasonably disapprove the proposed sublease or assignment. Tenant's notice shall include the name and address of the proposed assignee or subtenant, a true and complete copy of the proposed assignment or sublease and sufficient information, as Landlord deems reasonably necessary, to permit Landlord to determine (i) the financial responsibility and character and the nature of the business of the proposed assignee or subtenant, and (ii) whether Landlord has the right under this Lease to withhold consent to the proposed assignment or sublease.

                 16.  RIGHT OF ENTRY AND QUIET ENJOYMENT
                      ----------------------------------

     16.1  Right Of Entry.  Landlord and its authorized representatives shall
           --------------
have the right to enter the Property at any time during the term of this Lease during normal business hours and upon not less than two (2) business days prior notice, except in the case of emergency (in which event no prior notice shall be required and entry may be made at any time but Landlord shall give Tenant notice as soon as possible after any such entry), for the purpose of inspecting and determining the condition of the Property or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem reasonably necessary, to show the Property to prospective purchasers, to show the Property to prospective tenants (but only during the final year of the term of this Lease), and to post notices of nonresponsibility. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of making any repairs or performing any work upon the Initial Building or the Property or by reason of erecting or maintaining any protective barricades in connection with any such work, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever, provided, however, Landlord shall use reasonable efforts to minimize the inconvenience to Tenant's normal business operations caused thereby. Notwithstanding the foregoing, Landlord shall be liable to Tenant for any damages incurred as a result of the negligence, willful misconduct or breach of this Lease by Landlord or its agents, employees and contractors in connection with any such entry. In connection with any entry by Landlord pursuant to this Paragraph 16.1 or any other provision of this Lease, (a) Landlord shall use reasonable efforts to minimize any interference with Tenant's use and enjoyment of the Property,
(b) Landlord shall give notice to Tenant as soon as reasonably possible if Landlord enters the Property in connection with an emergency, (c) except in cases of an emergency, Landlord shall not be authorized to enter Tenant's clean room within the Property, (d) Landlord shall comply with all reasonable requirements of Tenant in connection with any entry onto the Property, including having all of Landlord's representatives and other parties wear gowns and any other necessary safety equipment and complying with other reasonable safety measures required by Tenant. In addition, Tenant shall have the right to require Landlord and any other parties entering the Property to be escorted and supervised by a representative of Tenant.

     16.2  Quiet Enjoyment.  Landlord covenants that Tenant, upon paying the
           ---------------
Rent and performing its obligations hereunder and subject to all the terms and conditions of this Lease, shall peacefully and quietly have, hold and enjoy the Property throughout the term of this Lease, or until this Lease is terminated as provided by this Lease.

                      17.  CASUALTY AND TAKING
                           -------------------

     17.1  Damage or Destruction.
           ---------------------

           (a) If the Initial Building, or the Outside Areas of the Property necessary for Tenant's use and occupancy of the Initial Building, are damaged or destroyed in whole or in part under circumstances in which (i) repair and restoration is permitted under applicable governmental laws, regulations and building codes then in effect, and under any mortgage or the like encumbering the Property, (ii) if the Lease has more than two (2) years remaining in the Term, repair and restoration reasonably can be completed within a period of nine (9) months following the date of the occurrence, (iii) if the Lease has two (2) years or less remaining in the term, repair and restoration reasonably can be completed within ninety (90) days following the date of the occurrence, and (iv) insurance proceeds sufficient to reimburse Landlord for the cost of such repair and restoration are available to Landlord, then Landlord, as to Outside Areas and the Building Shell and Core, and Tenant, as to the Interior Improvements (in which case Landlord shall make all insurance proceeds relating thereto available to Tenant), shall commence and complete, with all due diligence and as promptly as is reasonably practicable under the conditions then existing, all such repair and restoration as may be required to return the affected portions of the Property to the condition existing immediately prior to the occurrence; all repairs, replacements, construction and the like effected by Tenant shall receive the prior approval of Landlord (which will not be unreasonably withheld or delayed), as to plans, specifications, nature, scope, contractors, subcontractors and the like, and shall be effected in compliance with the provisions of Paragraph 5.4 hereof. In connection with any such reconstruction of the Interior Improvements, Landlord shall use its commercially reasonable best efforts (including, without limitation, any necessary negotiation or intercession with Landlord's Lender, if any) to promptly make any proceeds of Landlord's property insurance with respect to the Interior Improvements available to Tenant for such reconstruction, subject only to such payment controls as Landlord and its Lender and insurer, or any of them, may reasonably require in order to ensure the proper application of such proceeds toward the reconstruction of the Interior Improvements pursuant to this Paragraph 17.1. In the event of damage or destruction the repair of which is not permitted under applicable governmental laws, regulations and building codes then in effect, if such damage or destruction (despite being corrected to the extent then permitted under applicable governmental laws, regulations and building codes) would still materially and adversely affect Tenant's use of the Initial Building or its ability to conduct its business in the Initial Building, then Tenant may terminate this Lease as of the date of the occurrence by giving written notice to the Landlord within thirty (30) days after receipt of written notice from Landlord of such restrictions; if Tenant does not timely elect such termination or if such damage or destruction does not materially impair Tenant's use of the Initial Building or its ability to conduct its business in the Initial Building, then this Lease shall continue in full force and effect, except that there shall be an equitable adjustment in monthly installments of Basic Annual Rent, based upon the extent to which Tenant's use of the Initial Building or its ability to conduct its business in the Initial Building is adversely affected, and Landlord and Tenant respectively shall restore the Building Shell and the Interior Improvements to a complete architectural whole and to a functional condition. In the event of damage or destruction which cannot reasonably be repaired within nine (9) months following the date of the occurrence then Tenant, at its election, may terminate this Lease as of the date of the occurrence by giving written notice to Landlord within thirty
(30) days after receipt of written notice from Landlord of its estimate of the time to repair (which estimate of time to repair shall be delivered to Tenant within thirty (30) days after the date of the occurrence); if Tenant does not timely elect such termination, then this Lease shall continue in full force and effect and Landlord and Tenant shall each repair and restore applicable portions of the Property in accordance with the first sentence of this Paragraph 17.1. Notwithstanding the foregoing, Landlord shall use its best efforts to ensure, and if required by California law shall require, that the repair of any damage or destruction and the use of all insurance proceeds for such repair shall be permitted under any mortgage or the like unless and to the extent the mortgagee's security is impaired.


           In the event of damage or destruction in the last two (2) years of the term of the Lease which cannot reasonably be repaired within ninety (90) days following the date of the occurrence and Tenant has not exercised its option to extend the term of this Lease:

           (A) Tenant may, by giving written notice to Landlord within thirty (30) days after receipt of written notice from Landlord of its estimate of the time to repair (which estimate shall be delivered to Tenant within thirty (30) days after the date of the occurrence): (a) terminate this Lease as of the date of the occurrence; or (b) exercise its option to extend so long as Tenant can timely exercise within the time frame set out in Paragraph 2.7 hereof.

           (B) In the event Tenant elects to exercise its option to extend, if available, then this Lease shall continue in full force and effect and Landlord and Tenant shall each repair and restore applicable portions of the Property in accordance with the first sentence of this Paragraph 17.1.

           (C) In the event Tenant does not timely elect to terminate this Lease or timely exercise its option to extend provided herein, Landlord shall have the right to either: (a) terminate this Lease as of the date of the occurrence or (b) elect to repair, in which event this Lease shall continue in full force and effect and Landlord and Tenant shall each repair and restore applicable portions of the Property in accordance with the first sentence of this Paragraph 17.1.

           (b) The respective obligations of Landlord and Tenant pursuant to Paragraph 17.1(a) are subject to the following limitations:

                 (i) If the occurrence results from a peril which is required to be insured pursuant to Paragraph 14.1(b) and (c) above, the obligations of either party shall not exceed the amount of insurance proceeds received from insurers by reason of such occurrence, plus the amount of the party's permitted deductible (provided that each party shall be obligated to use its best efforts to recover any available proceeds from the insurance which it is required to maintain pursuant to the provisions of Paragraph 14.1(b) or (c), as applicable), and, if such proceeds are insufficient, either party may terminate the Lease unless the other party promptly elects and agrees, in writing, to contribute the amount of the shortfall; and

                 (ii) If the occurrence results from a peril which is not required to be insured pursuant to Paragraph 14.1(b) and (c) above, Landlord shall be required to repair and restore the Building Shell and Common Areas to the extent necessary for Tenant's continued use and occupancy of the Initial Building, and Tenant shall be required to repair and restore the Interior Improvements to the extent necessary for Tenant's continued use and occupancy of the Initial Building, provided that each party's obligation to repair and restore shall not exceed an amount equal to five percent (5%) of the replacement cost of the Building Shell and Common Area improvements, as to Landlord, or five percent (5%) of the replacement cost of the Interior

Improvements, as to Tenant; if the replacement cost as to either party exceeds such amount, then the party whose limit has been exceeded may terminate this Lease unless the other party promptly elects and agrees, in writing, to contribute the amount of the shortfall.

           (c) If this Lease is terminated pursuant to the foregoing provisions of this Paragraph 17.1 following an occurrence which is a peril required to be insured against pursuant to Paragraph 14.1(c) and (d), Landlord and Tenant agree (and any Lender shall be asked to agree) that there shall be paid from such insurance proceeds (i) to Landlord, the proceeds of Landlord's property insurance on the Building Shell, (ii) to Landlord, a portion of the aggregate proceeds of Landlord's and Tenant's property insurance on the Interior Improvements equal to a fraction, the numerator of which is the insurable value, immediately prior to the occurrence, of the Interior Improvements that would have belonged to Landlord upon termination of this Lease in accordance with the provisions of Paragraph 11.2 and the denominator of which is the total insurable value, immediately prior to the occurrence, of all of the Interior Improvements, and (iii) to Tenant, a portion of the aggregate proceeds of Landlord's and Tenant's property insurance on the Interior Improvements equal to a fraction, the numerator of which is the insurable value, immediately prior to the occurrence, of the Interior Improvements that would have belonged to Tenant upon termination of this Lease in accordance with the provisions of Paragraph 11.2 and the denominator of which is the total insurable value, immediately prior to the occurrence, of all of the Interior Improvements.

           (d) From and after the date of an occurrence resulting in damage to or destruction of the Initial Building or of the Common Areas necessary for Tenant's use and occupancy of the Initial Building, and continuing until repair and restoration thereof are completed, there shall be an equitable abatement of Basic Annual Rent and of Tenant's Operating Cost Share of Operating Expenses based upon the degree to which Tenant's ability to conduct its business in the Initial Building is impaired and Tenant's use is otherwise materially and adversely affected.

           (e) In the event Landlord is required or elects to repair the Property pursuant to Paragraph 17.1, and such repair is not completed within the estimated time frame (which estimated time frame shall be within the time period required for such repair hereunder or, if longer, only upon the prior written consent of Tenant) ("Repair Completion Date"), subject to Force Majeure delays and Tenant Delays, then Tenant shall have the right to terminate this Lease as of the Repair Completion Date by delivering written notice to Landlord of such election within thirty (30) days after the Repair Completion Date; however in the event Tenant does not timely elect to terminate or if Landlord completes the required repair prior to Landlord's receipt of Tenant's election to terminate, then Tenant's election to terminate shall be void and of no force or effect and this Lease shall continue in full force and effect and Landlord and Tenant shall each repair and restore applicable portions of the Property in accordance with the first sentence of Paragraph 17.1.

     17.2  Condemnation.
           ------------

           (a) If during the term of this Lease the Property or Improvements, is taken by eminent domain or by reason of any public improvement or condemnation proceeding, or in any manner by exercise of the right of eminent domain (including any transfer in avoidance of an exercise of the power of eminent domain), or receives irreparable damage by reason of anything lawfully done under color of public or other authority, then at Landlord's election by written notice given to Tenant within thirty (30) days after the nature, scope and date of the taking is finally determined, (i) this Lease shall terminate as to the entire Property as of the date of the taking or (ii) if less than all of the Property is taken, this Lease shall terminate as to the portion taken and rent shall abate proportionately. At Tenant's election, by written notice given to Landlord within thirty (30) days after the nature and extent of the taking have been finally determined, this Lease shall terminate as to the entire Property, if the portion of the Property taken is of such extent and nature as substantially to handicap, impede or permanently impair Tenant's use of the balance of the Property. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of Tenant's election to terminate, except that this Lease shall terminate on the date of taking if such date falls on any date before the date of termination designated by Tenant. If neither party elects to terminate this Lease as hereinabove provided, this Lease shall continue in full force and effect (except that there shall be an equitable abatement of Basic Annual Rent and of Tenant's Operating Cost Share of Operating Expenses based upon the degree to which Tenant's ability to conduct its business in the Initial Building) and/or its use is adversely affected), Landlord shall restore the Building Shell and Common Area improvements to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking, and Tenant shall restore the Interior Improvements and Tenant's other alterations, additions and improvements to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking. In connection with any such restoration, each party shall use its respective best efforts (including, without limitation, any necessary negotiation or intercession with its respective lender, if any) to ensure that any severance damages or other condemnation awards intended to provide compensation for rebuilding or restoration costs are promptly collected and made available to Landlord and Tenant in portions reasonably corresponding to the cost and scope of their respective restoration obligations, subject only to such payment controls as either party or its lender may reasonably require in order to ensure the proper application of such proceeds toward the restoration of the Improvements. Each party waives the provisions of Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial condemnation of the Property.

           (b) The respective obligations of Landlord and Tenant pursuant to Paragraph 17.2(a) are subject to the following limitations:

                 (i) Each party's obligation to repair and restore shall not exceed, net of any condemnation awards or other proceeds available for and allocable to such restoration as contemplated in Paragraph 17.2(a), an amount equal to five percent (5%) of the replacement cost of the Building Shell and Common Area improvements, as to Landlord, or five percent (5%) of the replacement cost of the Interior Improvements, as to Tenant; if the replacement cost as to either party exceeds such amount, then the party whose limit has been exceeded may terminate this Lease unless the other party promptly elects and agrees, in writing, to contribute the amount of the shortfall; and

                 (ii) If this Lease is terminated pursuant to the foregoing provisions of this Paragraph 17.2, or if this Lease remains in effect but any condemnation awards or other proceeds become available as compensation for the loss or destruction of any of the Improvements, then Landlord and Tenant agree (and any Lender shall agree) that there shall be paid from such award or proceeds (i) to Landlord, the award or proceeds attributable or allocable to the Building Shell and/or Common Area improvements, and (ii) to Landlord and Tenant, respectively, portions of the award or proceeds attributable or allocable to the Interior Improvements, in the respective proportions in which Landlord and Tenant would have shared, under Paragraph 17.1(c), the proceeds of any insurance proceeds following loss or destruction of such Interior Improvements by an insured casualty.

     17.3  Reservation Of Compensation.  Landlord reserves, and Tenant waives
           ---------------------------
and assigns to Landlord, all rights to any award or compensation for damage to the Improvements, the Property and the leasehold estate created hereby, accruing by reason of any taking in any public improvement, condemnation or eminent domain proceeding or in any other manner by exercise of the right of eminent domain or of anything lawfully done by public authority, except that
(a) Tenant shall be entitled to any and all compensation or damages paid for or on account of Tenant's moving expenses, trade fixtures and equipment, and
(b) any condemnation awards or proceeds described in Paragraph 17.2(b)(ii) shall be allocated and disbursed in accordance with the provisions of Paragraph 17.2(b)(ii), notwithstanding any contrary provisions of this Paragraph 17.3.

     17.4  Restoration Of Improvements.  In connection with any repair or
           ---------------------------
restoration of Improvements by either party following a casualty or taking as hereinabove set forth, the party responsible for such repair or restoration shall, to the extent possible, return such Improvements to a condition substantially equal to that which existed immediately prior to the casualty or taking. To the extent such party wishes to make material modifications to such Improvements, such modifications shall be subject to the prior written approval of the other party (not to be unreasonably withheld or delayed), except that no such approval shall be required for modifications that are required by applicable governmental authorities as a condition of the repair or restoration, unless such required modifications would impair or impede Tenant's conduct of its business in the Initial Building (in which case any such modifications in Landlord's work shall require Tenant's consent, not unreasonably withheld or delayed) or would materially and adversely affect the exterior appearance, the structural integrity or the mechanical or other operating systems of the Initial Building (in which case any such modifications in Tenant's work shall require Landlord's consent, not unreasonably withheld or delayed).

                              18.  DEFAULT
                                   -------

     18.1  Events Of Default.  The occurrence of any of the following shall
           -----------------
constitute an event of default on the part of Tenant:

           (a)   Nonpayment.  Failure to pay, when due, any amount payable to
                 ----------
Landlord hereunder, such failure continuing for a period of ten (10) days after notice from Landlord that such payment is past due; provided, however, that it shall be an Event of Default if Tenant shall fail to pay when due any amount payable to Landlord hereunder if Tenant has received three notices from Landlord as contemplated by the preceding clause hereof within twelve (12) months of such failure to pay;

           (b)    Other Obligations.  Failure to perform any obligation,
                  -----------------
agreement or covenant under this Lease other than those matters specified in Paragraph (a) hereof, such failure continuing for thirty (30) days after written notice of such failure; provided, however, that if such failure is curable in nature but cannot reasonably be cured within such 30-day period, then Tenant shall not be in default if, and so long as, Tenant promptly (and in all events within such 30-day period) commences such cure and thereafter diligently pursues such cure to completion;

           (c)   General Assignment.  A general assignment by Tenant for the
                 ------------------
benefit of creditors;

           (d)   Bankruptcy.  The filing of any voluntary petition in
                 ----------
bankruptcy by Tenant, or the filing of an involuntary petition by Tenant's creditors, which involuntary petition remains undischarged for a period of ninety (90) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease. Specifically, but without limiting the generality of the foregoing, such adequate assurances must include assurances that the Property continues to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant's use of the Property and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws:

           (e)   Receivership.  The employment of a receiver appointed by court
                 ------------
order to take possession of substantially all of Tenant's assets or the Property, if such receivership remains undissolved for a period of ninety
(90) days;

           (f)   Attachment.  The attachment, execution or other judicial
                 ----------
seizure of all or substantially all of Tenant's assets or the Property, if such attachment or other seizure remains undismissed or undischarged for a period of ninety (90) days after the levy thereof;

           (g)   Insolvency.  The admission by Tenant in writing of its
                 ----------
inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed; or

           (h)   Default under other Leases.  The default by Tenant, or any
                 --------------------------
successor in interest to Tenant through merger or acquisition or subtenant of Tenant, after applicable notice and cure periods, under any other lease with Landlord), or with an affiliate of Landlord, including without limitation any lease or other agreement between Landlord, or with an affiliate of Landlord, and Tenant pursuant to Paragraphs 6 and 7 hereof.

     18.2  Remedies Upon Tenant's Default.
           ------------------------------

           (a) Upon the occurrence of any event of default described in Paragraph 18.1 hereof, Landlord, in addition to and without prejudice to any other rights or remedies it may have, shall have the immediate right to re-enter the Property or any part thereof and repossess the same, expelling and removing therefrom all persons and property (which property may be stored in a public warehouse or elsewhere at the cost and risk of and for the account of Tenant), using such force as may be necessary to do so (as to which Tenant hereby waives any claim for loss or damage that may thereby occur). In addition to or in lieu of such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right either (i) to terminate this Lease and recover from Tenant all damages incurred by Landlord as a result of Tenant's default, as hereinafter provided, or (ii) to continue this Lease in effect and recover rent and other charges and amounts as they become due.

           (b) Even if Tenant has breached this Lease or abandoned the Property, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession under Paragraph (a) hereof and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a lessor under California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations), or any successor Code section. Acts of maintenance, preservation or efforts to relet the Property or the appointment of a receiver upon application of Landlord to protect Landlord's interests under this Lease shall not constitute a termination of Tenant's right to possession.

           (c) If Landlord terminates this Lease pursuant to this Paragraph 18.2, Landlord shall have all of the rights and remedies of a Landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor Code section, which remedies include Landlord's right to recover from Tenant (i) the worth at the time of award of the unpaid rent, unpaid Operating Expenses, unpaid Taxes and any other amounts due Landlord hereunder which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent, unpaid Operating Expenses, unpaid Taxes and any other amounts due Landlord hereunder which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rent unpaid Operating Expenses, unpaid Taxes and any other amounts due Landlord hereunder for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Property, expenses of reletting, including necessary repair, renovation and alteration of the Property, reasonable attorneys' fees, and other reasonable costs provided that if the term of any releasing extends beyond the term of this Lease, Tenant shall only be responsible for the amortized portion thereof based on the then remaining term of this Lease and the term of the releasing. The "worth at the time of award" of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum from the date such amounts accrued to Landlord. The "worth at the time of award" of the amounts referred to in clause (iii) above shall be computed by discounting such amount at one percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

     18.3  Remedies Cumulative.  All rights, privileges and elections or
           -------------------
remedies of Landlord contained in this Lease are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

     18.4  Landlord Default.  The default by Landlord or an afiliate of
           ----------------
Landlord, after applicable notice and cure periods, under any other lease with Tenant or any successor in interest to Tenant through merger or acquisition, including without limitation, any lease or other agreement between Landlord or affiliate of Landlord and Tenant pursuant to Paragraphs 6 and 7, hereof shall be a default by Landlord hereunder.

                19.  SUBORDINATION, ATTORNMENT AND SALE
                     ----------------------------------

     19.1  Subordination To Mortgage.  As of the date herof, Landlord
           -------------------------
represents and warrants that the only mortgage or deed of trust on the Property is the one shown on the Policy of Title Insurance dated May 7, 1997 and delivered to Tenant. This Lease, and any sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any mortgage or deed of trust, now or hereafter placed upon the Initial Building, the Property, or both, and the rights of any mortgagee, trustee, beneficiary and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. If any mortgagee, trustee, beneficiary elects to have this Lease be an encumbrance upon the Property prior to the lien of its mortgage, deed of trust, and gives notice thereof to Tenant, this Lease shall be deemed prior thereto, whether this Lease is dated prior or subsequent to the date thereof or the date of recording thereof. Tenant, and any sublessee, shall execute such documents as may reasonably be requested by any mortgagee, trustee to evidence the subordination herein set forth, subject to the conditions set forth above, or to make this Lease prior to the lien of any mortgage, deed of trust, as the case may be. Upon any default by Landlord in the performance of its obligations under any mortgage, deed of trust, Tenant (and any sublessee) shall, notwithstanding any subordination hereunder, attorn to the mortgagee, trustee, beneficiary, thereunder upon demand and become the tenant of the successor in interest to Landlord, at the option of such successor in interest, and shall execute and deliver any instrument or instruments confirming the attornment herein provided for. Notwithstanding anything to the contrary contained herein, the subordination of this Lease, Tenant's attornment obligation and any other obligations of Tenant under this Paragraph shall be subject to and expressly conditioned upon Tenant's receipt from each such existing and future holder of any such mortgage, deed of trust or other right executing and delivering to Tenant a commercially reasonable non-disturbance agreement. As a condition to Tenant's obligations hereunder, Landlord shall deliver to Tenant within thirty (30) days after the date hereof a non-disturbance agreement acceptable to Tenant executed by any lenders currently holding a lien on the Parcels and/or the Property.

     19.2  Sale Of Landlord's Interest.  Upon sale, transfer or assignment of
           ---------------------------
Landlord's entire interest in the Improvements and Property after Substantial Completion of the Initial Building, other than for security purposes, Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment, except as otherwise expressly provided in Paragraph 21.2 hereof; provided, however, as a condition to any such release, the purchaser shall assume in a written agreement in favor of and reasonably acceptable to Tenant the obligations of Landlord under this Lease (including Landlord's obligation hereunder to repair defects in design and construction).

     19.3  Estoppel Certificates.
           ---------------------

           (a) Tenant shall provide Landlord, within five (5) business days after written request, with an Estoppel Certificate in a form as attached hereto as Exhibit F, which is intended for use in connection with a building under construction.

           (b) In addition to the Estoppel Certificate to be provided pursuant to subparagraph (a) above, either Tenant or Landlord (the "certifying party") shall at any time and from time to time, within ten (10) business days after written request by the other party (the "requesting party"), execute, acknowledge and deliver to the requesting party a certificate in writing stating substantially the matters provided in Exhibit F, modified to reflect the state of construction or completion and occupancy and other matters at that time, along with such other matters as may reasonably be requested by the requesting party or by any institutional lender, mortgagee, trustee, beneficiary, or prospective purchaser of the Property or of Tenant's leasehold interest therein.

           (c) Any such certificate provided under this Paragraph 19.3 may be relied upon by any lender, mortgagee, trustee, beneficiary assignee or successor in interest to the requesting party, by any prospective purchaser, by any purchaser on foreclosure or sale, by any grantee under a deed in lieu of foreclosure of any mortgage or deed of trust on the Property, or by any other third party. Failure to execute and return within the required time any estoppel certificate requested hereunder shall be deemed to be an admission of the truth of the matters set forth in the form of certificate submitted to the certifying party for execution.

     19.4  Subordination to CC&R's.  This Lease, and any permitted sublease
           -----------------------
entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to the Existing CC&Rs; provided, however, that following the execution of this Lease, Landlord shall not record or agree to any new covenants, conditions or restrictions or any changes to the Existing CC&Rs affecting the Property and which adversely affect Tenant's right under this Lease in any material respect without the prior written consent of Tenant, which consent shall not be unreasonably withheld or delayed. Tenant agrees to execute, upon request by Landlord, any documents reasonably required from time to time to evidence such subordination. With respect to any such CC&Rs and any associations or the like with any control over the Site, Landlord shall represent the Site on any committees or boards established in connection therewith.

     19.5  Mortgagee Protection.
           --------------------

           (a) Tenant's obligations to attorn and subordinate under this Lease shall be conditioned on Tenant's concurrent receipt, from the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor, of a Non-Disturbance Agreement in a form as attached hereto as Exhibit F confirming, among other things, that so long as Tenant is not in default hereunder, Tenant's rights hereunder shall not be disturbed by such person or entity.

           (b) In addition to the Non-Disturbance Agreement to be provided pursuant to subparagraph (a) above, within ten (10) business days after written request by Landlord, in the event of a sale or further financing of the Project by Landlord, Tenant shall execute and deliver concurrently with Landlord and any institutional lender, mortgagee, trustee or beneficiary a Non-Disturbance Agreement in form substantially similar to that attached as Exhibit F, along with such other matters as may reasonably be requested by Landlord or by any institutional lender, mortgagee, trustee, beneficiary, assignee or successor in interest to Landlord.

                     20.  INTENTIONALLY DELETED
                          ---------------------

                           21.  MISCELLANEOUS
                                -------------

     21.1  Notices.  All notices, consents, waivers and other communications
           -------
which this Lease requires or permits either party to give to the other shall be in writing and shall be deemed given when delivered personally or when personal delivery is refused (including delivery by private courier or express delivery service), or the next business day after facsimile transmission with indication of receipt to the sending party through the facsimile system or two (2) business days after deposit in the United States mail, registered or certified mail, postage prepaid, addressed to the parties at their respective addresses as follows:

     To Tenant:         (until Commencement Date)
                        Advanced Tissue Sciences, Inc.
                        10933 North Torrey Pines Road
                        La Jolla, CA 92037
                        Attn: Director of Facilities
                        cc: Legal Department
                        (after Commencement Date)
                        [AT THE INITIAL BUILDING --
                        ADDRESS TO BE SUPPLIED]

                        Attn: Director of Facilities
                        cc: Legal Department

     with copy to:      Luce, Forward, Hamilton & Scripps LLP
                        600 W. Broadway, Suite 2600
                        San Diego, CA 92101
                        Attn: David M. Hymer, Esq.

     To Landlord:       TPSC II Limited Partnership
                        c/o Slough Parks Incorporated
                        33 West Monroe, Suite 2000
                        Chicago, IL 60603
                        Attn: William Rogalla

     with copy to:      Bell, Boyd & Lloyd
                        70 West Madison, Suite 3100
                        Chicago, IL 60602
                        Attn: Lawrence M. Mages

or to such other address as may be contained in a notice at least fifteen (15) days prior to the address change from either party to the other given pursuant to this Paragraph. Rental payments and other sums required by this Lease to be paid by Tenant shall be delivered to Landlord at Landlord's address provided in this Paragraph, or to such other address as Landlord may from time to time specify in writing to Tenant, and shall be deemed to be paid only upon actual receipt.

     21.2  Successors And Assigns.  The obligations of this Lease shall run
           ----------------------
with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive Landlord under this Lease shall be liable only for obligations accruing during the period of its ownership of the Property, said liability terminating upon termination of such ownership and passing to the successor.

     21.3  No Waiver.  The failure of Landlord or Tenant to seek redress for
           ---------
violation, or to insist upon the strict performance, of any covenant or condition of this Lease shall not be deemed a waiver of such violation, or prevent a subsequent act which would originally have constituted a violation from having all the force and effect of an original violation.

     21.4  Severability.  If any provision of this Lease or the application
           ------------
thereof is held to be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each of the provisions of this Lease shall be valid and enforceable, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would materially frustrate the purposes of this Lease.

     21.5  Litigation Between Parties.  In the event of any litigation or
           --------------------------
other dispute resolution proceedings between the parties hereto arising out of or in connection with this Lease, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable accountants' fees and attorneys' fees, incurred in connection with such proceedings (including, but not limited to, any appellate proceedings relating thereto) or in connection with the enforcement of any judgment or award rendered in such proceedings.

     21.6  Surrender.  A voluntary or other surrender of this Lease by Tenant,
           ---------
or a mutual termination thereof between Landlord and Tenant, shall not result in a merger but shall, at the option of Landlord, operate either as an assignment to Landlord of any and all existing subleases and subtenancies, or a termination of all or any existing subleases and subtenancies. This provision shall be contained in any and all assignments or subleases made pursuant to this Lease.

     21.7  Interpretation.  The provisions of this Lease shall be construed
           --------------
as a whole, according to their common meaning, and not strictly for or against Landlord or Tenant. The captions preceding the text of each Paragraph and subparagraph hereof are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Lease.

     21.8  Entire Agreement.  This written Lease, together with the
           ----------------
exhibits hereto, contains all the representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Lease and the exhibits hereto. This Lease may be modified only by an agreement in writing signed by each of the parties.

     21.9  Governing Law.  This Lease and all exhibits hereto shall be
           -------------
construed and interpreted in accordance with and be governed by all the provisions of the laws of the State of California.

     21.10 No Partnership.  The relationship between Landlord and Tenant is
           --------------
solely that of a lessor and lessee. Nothing contained in this Lease shall be construed as creating any type or manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant.

     21.11 Financial Information.  From time to time Tenant shall promptly
           ---------------------
provide directly to prospective lenders and purchasers of the Property designated by Landlord financial information as filed with the Securities and Exchange Commission.

     21.12 Costs.  If Tenant requests the consent of Landlord, to any
           -----
assignment or subletting of the Property, Tenant shall, as a condition to doing any such act and the receipt of such consent, reimburse Landlord promptly for any and all reasonable costs and expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys' fees not to exceed $1,500.

     21.13 Time.  Time is of the essence of this Lease, and of every term and
           ----
condition hereof.

     21.14 Brokers.  Landlord agrees to pay a brokerage commission to John
           -------
Burnham & Company in connection with the consummation of this Lease in accordance with a separate agreement. Each party represents and warrants that no other broker participated in the consummation of this Lease and agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including, without limitation, reasonable attorneys' fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations or other dealings by the indemnifying party with any other broker.

     21.15 Memorandum Of Lease.  At any time during the term of this Lease,
           -------------------
either party, at its sole expense, shall be entitled to record a memorandum of this Lease and, if either party so elects, both parties agree to cooperate in the preparation, execution, acknowledgment and recordation of such document in reasonable form. Any such memorandum of this Lease shall include Tenant's Expansion Option and First Refusal Right and in connection therewith Tenant shall provide Landlord with quit claim deeds to be deposited with Landlord upon execution of this Lease, to be recorded upon the expiration of Tenant's Expansion Option and First Refusal Right, respectively.

     21.16 Corporate Authority.  The person signing this Lease on behalf of
           -------------------
Tenant warrants that he or she is fully authorized to do so and, by so doing, to bind Tenant.

     21.17 Execution and Delivery.  This Lease may be executed in one or more
           ----------------------
counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

     21.18 Survival.  Without limiting survival provisions which would
           --------
otherwise be implied or construed under applicable law, the provisions of Paragraphs 2.6, 9.4, 11.2, 11.3, 11.4, 13.5, 14.4 and 21.14 hereof shall survive the termination of this Lease with respect to matters occurring prior to the expiration of this Lease.

     21.19 Confidentiality.
           ---------------

           (a)   Landlord's Obligations.  Landlord shall, and Landlord shall
                 ----------------------
cause its officers, directors, employees, agents, consultants, advisors and representatives to, maintain in strict confidence, not disclosing any such information, or providing copies thereof, any of the following: (i) financial information concerning Tenant which is not publicly available or has not been disclosed by other sources; and (ii) any matters of building design which are unique to Tenant, the manner in which it conducts its business or which would provide third parties with information as to any proprietary system, method, process or the like of Tenant; provided, however, that Landlord may make disclosure of such information to its existing and prospective lenders, financial partners, consultants, advisors, attorneys, accounts, underwriters and similar parties, to an entity involved in discussions concerning a merger, consolidation, acquisition or similar transaction with Landlord (in which case Landlord shall secure from such party a confidentiality undertaking, similar to Landlord's obligation hereunder) or as is required by law (including applicable securities laws) or order of court of competent jurisdiction.

           (b)   Tenant's Obligations.  Tenant shall, and shall cause its
                 --------------------
officers, directors, employees, agents, consultants, advisors and representatives to, maintain the financial and significant business terms of this Lease, and all exhibits hereto, in strict confidence, not disclosing any of such information, or providing copies of this Lease or any exhibits hereto, to any person or entity without the written permission of Landlord; provided, however, that Tenant may make disclosure of such information to its existing and prospective lenders, financial partners, consultants, advisors, attorneys, accounts, underwriters and similar parties, to an entity involved in discussions concerning a merger, consolidation, acquisition or similar transaction with Tenant (in which case Tenant shall secure from such party a confidentiality undertaking, similar to Tenant's obligation hereunder) or as is required by law (including applicable securities laws) or order of court of competent jurisdiction.

           IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first set forth above.

            "Landlord"                              "Tenant"

TPSC II LIMITED PARTNERSHIP, a              ADVANCED TISSUE SCIENCES, INC., a
 Delaware limited partnership                Delaware corporation


By:__________________________               By:______________________________

Its:_________________________               Its:_____________________________

                                   EXHIBITS
                                   --------

                 EXHIBIT A          Real Property Description (Site)
                 EXHIBIT B          Site Plan
                 EXHIBIT C          Work Letter
                 EXHIBIT D          Estimated Construction Schedule
                 EXHIBIT E          Acknowledgment of Lease Commencement
                 EXHIBIT F          Form of Subordination, Attornment and
                                     Nondisturbance Agreement and Estoppel
                                     Certificate
                 EXHIBIT G          Lot 27: Legal Description and Site Plan
                 EXHIBIT H          Lot 26: Legal Description and Site Plan
                 EXHIBIT I          Radioactive Materials
                 EXHIBIT J          Synopsis of Relevant Provisions
                 EXHIBIT K          Contractor/Subcontractor Requirements